UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CVB FINANCIAL CORP.

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CVB FINANCIAL CORP.

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD WEDNESDAY, MAY 22, 2019

TO OUR SHAREHOLDERS:

The 2019 annual meeting of shareholders of CVB Financial Corp. will be held at 8:00 a.m. local time at the Doubletree Hotel, located at 222 North Vineyard Avenue, Ontario, CA 91764, on Wednesday, May 22, 2019.

At our meeting, we will ask you to act on the following matters:

1.	Election of Directors. Elect nine persons to the Board of Directors to serve a term of one year and until their successors are elected and qualified. The following nine persons are our nominees:

George A. Borba, Jr.	Kristina M. Leslie
Stephen A. Del Guercio	Christopher D. Myers
Rodrigo Guerra, Jr.	Raymond V. O’Brien III
Anna Kan	Hal W. Oswalt
Marshall V. Laitsch

2.	Ratification of Appointment of Independent Registered Public Accountants. Ratify the appointment of KPMG LLP as our independent registered public accountants for 2019.

3.	Advisory Compensation Vote. To approve, on an advisory (non-binding) basis, the compensation of our named executive officers for 2018 (“Say-On-Pay”).

4.	Other Business. Transact any other business that properly comes before the meeting.

Our Corporate Bylaws provide for the nomination of directors in the following manner:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the corporation no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2 of these bylaws; provided, however, that if only 10 days’ notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President of the corporation not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of the corporation owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the then chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each nominee.”

Additional information regarding procedures for shareholders recommending nominees for directors is set forth below under the heading “Consideration of Shareholder Nominees.”

If you were a shareholder of record at the close of business on March 29, 2019, you may vote at the annual meeting or at any postponement or adjournment of the meeting.

Important Notice Regarding the Availability of Proxy Materials

for the 2019 Annual Meeting of Shareholders to Be Held on May 22, 2019:

This Proxy Statement, our 2018 Annual Report and our Annual Report on Form 10-K for the fiscal year 2018 are available on the Internet at: http://www.cbbank.com/annualmaterials.

IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO PLEASE VOTE BY INTERNET OR TELEPHONE, OR TO SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.

IF YOU RECEIVED A PAPER COPY OF THIS PROXY STATEMENT AND A PROXY CARD, PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

By Order of the Board of Directors

Myrna L. DiSanto
Dated: April 8, 2019	Corporate Secretary

CVB FINANCIAL CORP.

PROXY STATEMENT

CVB FINANCIAL CORP.

701 North Haven Avenue, Suite 350

Ontario, California 91764

(909) 980-4030

This proxy statement contains information about the annual meeting of shareholders of CVB Financial Corp. to be held on Wednesday, May 22, 2019, beginning at 8:00 a.m. local time, at the Doubletree Hotel, located at 222 North Vineyard Avenue, Ontario, CA 91764, and at any postponements or adjournments of the meeting. CVB Financial Corp. is a bank holding company whose principal subsidiary is Citizens Business Bank. CVB Financial Corp. and Citizens Business Bank are sometimes referred to collectively in this proxy statement as the “Company.”

PROXY STATEMENT SUMMARY

Here we present an overview of information that you will find throughout this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting.

Annual Meeting of Shareholders

Time and Date:	8:00 a.m., PDT, May 22, 2019

Place:	Doubletree Hotel
222 North Vineyard Avenue
Ontario, CA 91764

Record Date:	Shareholders as of the close of business on March 29, 2019

Admission/ Audio Webcast:	Please follow the instructions contained in “Questions and Answers about the Annual Meeting and Voting” on page 63.

On April 8, 2019, we posted on our website at:

www.cbbank.com/annualmaterials, and began mailing to shareholders who requested paper copies, this proxy statement, our 2018 Annual Report and our Annual Report on Form 10-K for 2018.

Shareholder Voting Matters

Proposal	Board’s Voting Recommendation	Page Reference
1. Election of Directors	FOR EACH NOMINEE	6
2. Ratification of Independent Registered Public Accounting Firm	FOR	60
3. Say-On-Pay	FOR	62

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our Board of Directors is committed to good business practices, transparency in financial reporting and the highest levels of corporate governance. To that end, the Board of Directors has adopted Corporate Governance Guidelines, which among other things, provide for:

•	At least a majority of independent directors;
•	Audit, compensation and nominating and corporate governance committees consisting solely of independent directors;
•	Periodic executive sessions of non-management directors and Audit Committee directors;
•	An annual self-evaluation process for the Board of Directors and its committees;
•	Ethical conduct of directors;
•	Director access to officers and employees;
•	Director access to independent advisors;
•	Periodic review of management’s succession plan; and
•	Methodology for reporting concerns to non-employee directors or the Audit Committee.

A copy of our Corporate Governance Guidelines is available on our website at www.cbbank.com by clicking the tab “Investors,” “Corporate Overview” and then “Governance Documents.”

Board Composition

Pursuant to Article III, Section 3.3(a) of our Bylaws, the authorized number of directors of the Company has been established as not less than seven or more than thirteen, with the exact number within those limits to be set by the Board of Directors by resolution. The current number of directors is set at nine persons. As previously announced in a Form 8-K filed with the SEC on August 13, 2018, upon consummation of the Company’s merger with Community Bank, which occurred on August 10, 2018, our board expanded from eight to nine persons when Marshall V. Laitsch, who previously served as chairman of the board of directors of Community Bank, was appointed as a director of CVB Financial Corp. and Citizens Business Bank.

Board Selection Process

We have established a Nominating and Corporate Governance Committee. This committee assists the Board of Directors in director selection, as well as in review and consideration of developments in corporate governance practices. This Committee also makes recommendations to the Board of Directors regarding our director nominees for each Board of Directors committee, and reviews any director candidates submitted by shareholders. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholder(s) utilizing the same criteria as candidates identified by the Committee itself.

The Nominating and Corporate Governance Committee is responsible for annually reviewing and evaluating with the Board of Directors the appropriate skills and characteristics required of members of the Board of Directors in the context of the current composition of the Board of Directors and our goals for nominees to the Board of Directors, including nominees who are current members of our Board of Directors. The Nominating and Corporate Governance Committee has the authority to utilize, and from time to time engages, third party advisors, as appropriate, to assist it in fulfilling its Board of Directors selection function, although no such advisors were engaged by the Nominating and Corporate Governance Committee for this purpose in 2018. Services provided by third party advisors generally include identifying and assessing potential director candidates meeting criteria established by the Nominating and Corporate Governance Committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member.

The Nominating and Corporate Governance Committee considers the entire makeup of the Board of Directors when making its nominating recommendations to the full Board of Directors, including tenure, experience, skillset and diversity considerations. In identifying and evaluating nominees for director, the goals of the Nominating and Corporate Governance Committee include maintaining a strong, experienced and diverse Board of Directors by continually assessing the Board of Directors’ business background, current responsibilities, community involvement, independence, commitment to CVB Financial Corp. (including meaningful ownership of our common stock with a market value of at least $100,000) and time available for service. The Nominating and Corporate Governance Committee also considers diversity of viewpoints, background, experience (including skill diversity) and other demographics in the selection of nominees.

Other important factors the Nominating and Corporate Governance Committee will consider in evaluating nominees include current knowledge of and contacts in CVB Financial Corp.’s industry (banking) and other industries relevant to CVB Financial Corp.’s business, and ability to work together with other members of the Board of Directors. Members of CVB Financial Corp.’s Board also serve on the Board of Citizens Business Bank.

In 2017, our Board of Directors, acting on the recommendation of our Nominating and Corporate Governance Committee, amended our mandatory retirement policy for members of the Board of Directors. This policy provides that any Board member who reaches his or her 75th birthday would be permitted to serve out the remainder of his or her then-current one-year term, but would be ineligible to be re-nominated for re-election.

Board Leadership Structure and Risk Oversight

The business and affairs of CVB Financial Corp. and Citizens Business Bank are managed under the direction of our Board of Directors. The Board of Directors has historically separated the role of Chief Executive Officer and Chairman of the Board. We believe this structure, together with our other strong corporate governance practices, provide robust independent oversight of management while ensuring clear strategic alignment throughout the Company. Mr. Raymond V. O’Brien III was elected by the Board of Directors as the Chairman of the Board, effective on January 1, 2015. Mr. O’Brien had previously served as a director of CVB Financial Corp. and Citizens Business Bank since 2012 and as Vice-Chairman of the Board since March 2014. Mr. George A. Borba, Jr., who has served as a director of CVB Financial Corp. and Citizens Business Bank since 2012, continues to serve as our Vice-Chairman of the Board. Christopher D. Myers currently serves as our President and Chief Executive Officer and as one of our directors.

Separate board committees exist at CVB Financial Corp. and Citizens Business Bank, each of which is responsible for supervising various areas of responsibility or risk. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee exist at CVB Financial Corp. The Balance Sheet Management Committee, Loan Committee, Risk Management Committee and Trust Services Committee exist at Citizens Business Bank. All of the committees meet regularly and report to the full Board of Directors.

The Board of Directors is charged with providing oversight of the Company’s risk management policies and processes. In accordance with the rules and regulations of the NASDAQ Stock Market, the Audit Committee is primarily responsible for overseeing financial and internal controls, and external and internal audit functions at CVB Financial Corp. on behalf of the Board of Directors.

The Risk Management Division of Citizens Business Bank conducts periodic monitoring of compliance efforts with a special focus on those areas that expose the Bank to compliance, enterprise and governance risk. The purpose of the periodic monitoring is to ensure that Citizens Business Bank associates and business practices are adhering to established policies and procedures and regulatory and corporate governance requirements. The Chief Risk Officer of Citizens Business Bank notifies the appropriate department head, the Management Compliance Committee, the Risk Management Committee of Citizens Business Bank and the Audit Committee of CVB Financial Corp. of any significant violations noted.

Our board committees meet periodically with the various members of management and receive comprehensive reports on risk management, including management’s assessment of risk exposures (including risks related to liquidity, market sensitivity, credit, cybersecurity, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. From time to time, the committees also receive updates between meetings from members of management relating to risk oversight and corporate governance matters. The Risk Management Committee of Citizens Business Bank is presented with a report on enterprise risk management by management on at least a quarterly basis, and this report is shared and discussed with the full Board of Directors.

In addition to the Risk Management Committee of Citizens Business Bank and the Audit Committee of CVB Financial Corp., other committees of the Board of CVB Financial Corp. consider the risks within their areas of responsibility. For example, the Compensation Committee of CVB Financial Corp. considers the risks that may be implicated by our executive compensation programs, including our Executive Incentive Plan. For a discussion of the Compensation Committee’s review of CVB Financial Corp.’s executive officer compensation plans and employee incentive compensation plans and the risks associated with these plans, see “Compensation Committee Report — Discussion of Compensation Policies and Practices Related to Risk Management” in this proxy statement.

We are committed to protecting our customers’ and employees’ personal and financial information, and our Board of Directors and executive management team devote a significant amount of time to information security and cybersecurity risks, since cyber security incidents compromising non-public personal financial information may produce material adverse effects to the Company’s business, including but not limited to, reputational harm, loss of intellectual property, disruption of key business operations, governmental fines/penalties, and litigation/remediation costs. Under the direction of our Chief Information Security Officer (“CISO”), the Company maintains a formal information security management program to address cyber security risks. The program leverages industry frameworks and standards with the goal of ensuring appropriate controls are established and are frequently assessed for adequacy. Major components of the program include safeguarding customer information, third party vendor oversight and incident response. Our Board of Directors regularly receives reports and briefings from the CISO on cyber security issues, the Company’s risk posture to protect against cyber security threats, and policies that are intended to adequately implement the program. The CISO and our Chief Risk Officer also periodically keep the Board informed about efforts relating to compliance, examinations, risk assessments, results of audits, penetration and vulnerability testing, security breaches or violations and recommended changes to our information security management program. This periodic reporting includes an annual review of regulatory requirements relating to cyber security and the Gramm-Leach-Bliley Act.

Consideration of Shareholder Nominees

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board of Directors. In evaluating nominees, the Nominating and Corporate Governance Committee will look at the same factors described under the heading “Board Selection Process” above that it uses for nominees who come to its attention from current members of the Board of Directors. Recommendations must be submitted in writing to the attention of the Chair of the Nominating and Corporate Governance Committee at the following address:

CVB Financial Corp.

701 N. Haven Avenue, Suite 350

Ontario, California 91764

Shareholders should include in such recommendation (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of CVB Financial Corp. owned by each proposed nominee and the notifying shareholder; (d) the name and residence address of the notifying shareholder; and (e) a letter from the proposed nominee indicating that such proposed nominee wishes to be considered as a nominee for the CVB Financial Corp. Board of Directors and will serve as a member of the CVB Financial Corp. Board of Directors if elected. In addition, each recommendation must set forth in detail the reasons why the notifying shareholder believes the proposed nominee meets the criteria set forth in the Nominating and Corporate Governance Committee Charter for serving on CVB Financial Corp.’s Board of Directors. This Charter is available on our website at www.cbbank.com by clicking the tab “Investors,” then “Corporate Overview” and then “Governance Documents.”

In addition, our Bylaws permit shareholders to nominate directors for consideration prior to an annual meeting. For a description of the process, see the “Notice of 2019 Annual Meeting of Shareholders” included herein.

Executive Sessions

Executive sessions of independent directors are held at least six times a year. The person who presides at these meetings is typically our Chairman of the Board who is also an independent director.

Attendance at Annual Meetings

The Board of Directors encourages all of its members to attend the annual meeting of shareholders. All of our directors who were directors at the time attended the 2018 annual meeting of shareholders.

Communications with the Board of Directors

Shareholders wishing to contact CVB Financial Corp.’s Board of Directors, including a committee of the Board of Directors, may do so by writing to the following address to the attention of the Board of Directors or a committee of the Board of Directors at:

Board of Directors

CVB Financial Corp.

701 North Haven Avenue, Suite 350

Ontario, California 91764

Confidential communications may be sent through the Internet by logging on to http://www.reportit.net and entering the username: “Citizens” and the password: “Citizens.” All communications sent to the Board of Directors will be communicated with the entire Board of Directors unless the communication is intended only for a specific committee. CVB Financial Corp.’s Corporate Secretary keeps a log of all communications sent to the Board of Directors or its committees. This log is available for inspection by the members of the Board of Directors.

Executive Officers

Biographical information about all of our named executive officers is contained under Item 1 of our Annual Report on Form 10-K, a copy of which is being mailed with this proxy statement or, as referenced in the Notice, is available on the SEC’s website at http://www.sec.gov and at www.cbbank.com/annualmaterials.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

PROPOSAL 1:

ELECTION OF DIRECTORS

We have nominated nine directors for election at the annual meeting of shareholders. As noted above, Marshall V. Laitsch was appointed to our Board of Directors, effective August 10, 2018, in connection with the Company’s merger with Community Bank which occurred on that same date.

We have nominated the persons named below, all of whom are present members of CVB Financial Corp.’s Board of Directors, for election to serve until our 2020 annual meeting of shareholders and until their successors have been elected and qualified. Each of these persons is also a member of the Board of Directors of our principal subsidiary, Citizens Business Bank. Proxy holders will cast their votes to effect the election of these nominees. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. Proxies cannot be voted for a greater number of individuals than the number of nominees named.

Each of our Board members was nominated based on the assessment of our Nominating and Corporate Governance Committee and our Board of Directors that the nominees have demonstrated an ability to make meaningful contributions to the oversight of our business and affairs, have a reputation for honesty and ethical conduct in their personal and professional activities, exhibit independence, experience and sufficient communication and analytical skills, and meet our diversity objectives.

The Nominees

The directors standing for reelection are:

					Committee Memberships

					CVBF Board Committees			CBB Board Committees

Name Current Position	Age	Occupation	Director Since	Independent	Audit	Compensation	Nominating & Corporate Governance	Balance Sheet Management	Loan	Risk Management	Trust Services

Raymond V. O’Brien III Chairman of the Board	62	Chief Executive Officer, Cal Plate, Inc.	2012	YES	•	Chair	Chair	Chair	•	•	•

George A. Borba, Jr. Vice Chairman of the Board	51	Partner, George Borba & Son Dairy, L.P.; President, Belonave Dairy; President, 5 Mile Ranch LLC	2012	YES		•	•	•	•	•	Chair

Stephen A. Del Guercio Director	57	Partner, Demetriou, Del Guercio, Springer & Francis, LLP	2012	YES	•	•	•	•		Chair	•

Rodrigo Guerra, Jr. Director	63	Retired Partner, Skadden, Arps, Slate, Meagher & Flom LLP	2017	YES	•	•	•	•		•	•

Anna Kan Director	45	Chief Executive Officer, Mustard Seed Enterprises, Inc.	2016	YES	•	•	•	•		•	•

Marshall V. Laitsch Director	70	Retired Banking Executive	2018	YES	•	•	•	•		•	•

Kristina M. Leslie Director	54	Retired Finance Executive	2015	YES	Chair	•	•	•		•	•

Christopher D. Myers Director, President and Chief Executive Officer	57	President and Chief Executive Officer, CVB Financial Corp.	2006	NO				•	Chair	•	•

Hal W. Oswalt Director	71	President and Chief Executive Officer, Oswalt Consulting	2014	YES	•	•	•	•		•	•

Eight of our nine nominees were elected at the 2018 annual meeting of shareholders, and one nominee (Marshall V. Laitsch) was appointed effective August 10, 2018. Although each of the nominees was selected based on the entirety of his or her experience and skills, the following sets forth certain specific qualifications for directorship for each of our directors:

George A. Borba, Jr. is Vice-Chairman of the Board and has served on our Board since 2012. Mr. Borba, a dairy farmer, became a partner in George Borba and Son Dairy in 1990. He is currently President of Belonave Dairy and 5 Mile Ranch LLC, in Bakersfield, California, which together represent one of the larger dairy operations in the State of California, and The Almond Branch, LLC. Mr. Borba earned a B.S. in Agricultural Business Management with a concentration in Finance from the California Polytechnic University in San Luis Obispo. He has served on various boards in San Bernardino and Kern Counties and is active in the Bakersfield community. Currently, Mr. Borba serves as a board member of Bethany Homeless Shelter and the Alliance Against Family Violence and Sexual Assault. Mr. Borba brings to our Board a deep understanding of the dairy and agricultural industries, which are significant components of Citizens Business Bank’s loan portfolio, as well as strong connections with the business community in the Central Valley of California, which is an important region for Citizens Business Bank’s current and potential future growth.

Stephen A. Del Guercio has served on our Board since 2012. Mr. Del Guercio is presently a partner with the law firm of Demetriou, Del Guercio, Springer & Francis, LLP. He was admitted to the California Bar in 1986. His practice areas include real estate and corporate transactional law, serving mid-sized businesses and high net worth individuals. He received his B.A. from the University of Southern California, graduating magna cum laude in 1983, and he received his J.D. from the University of Southern California Law School, graduating Order of the Coif in 1986. Mr. Del Guercio served on the City Council of the City of La Canada Flintridge from 2001 to 2013, including three one-year terms as Mayor. He is also involved with various community and charitable organizations in the greater Pasadena and Los Angeles areas. Mr. Del Guercio’s qualifications to sit on the Board include his legal and financial experience and his extensive relationships in the business community in the San Gabriel Valley, which is another key region for Citizens Business Bank.

Rodrigo Guerra, Jr. was appointed as a director of CVB Financial Corp. and Citizens Business Bank in 2017. Mr. Guerra is a retired partner at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he worked from 1983 until 2016. During his 33 years at the firm, he represented leading companies, investment banks and institutional investors in a broad range of corporate transactions, including corporate finance, mergers and acquisitions, and restructurings. He also specialized in counseling corporations and their officers and directors on securities and corporate governance matters, with particular expertise in advising special committees of directors in conflict situations. Mr. Guerra has also served as a Commissioner on the Los Angeles County Local Government Services Commission and as a board member of the Los Angeles Center for Law & Justice, Polytechnic School and Descanso Gardens. He received his B.A. from Stanford University in 1978, and his M.B.A. and J.D. from UCLA in 1982. Mr. Guerra’s qualifications to sit on our Board include his deep expertise in corporate and securities law, mergers and acquisitions, and corporate governance matters, as well as his strong connections with the greater Los Angeles business and legal communities.

Anna Kan was appointed as a director of CVB Financial Corp. and Citizens Business Bank in 2016. Ms. Kan is the co-founder of Mustard Seed Enterprises, Inc., a private investment company that is dedicated to providing capital, expertise and guidance for early stage companies in the consumer products, manufacturing and service industries. Previously, Ms. Kan served as the President and CEO of privately held Formosa Meat Company (dba Golden Island Jerky) from 1997 to 2013. Under her leadership, the company achieved seventeen consecutive years of growth. In 2013, Ms. Kan negotiated a successful sale of the company to Hillshire Brands. Today, Ms. Kan serves as Chairwoman of the Board of California Manufacturing Technology Consulting (CMTC), the largest Manufacturing Extension Center in the U.S.

which, in partnership with the U.S. Department of Commerce, is dedicated to serving and promoting U.S. manufacturing. In addition, she is an avid speaker and writer and has been on Fox News, Bloomberg and numerous industry interviews. She also mentors many entrepreneurs and businesses. Ms. Kan earned her Bachelors of Arts degree in communication studies from the University of Iowa and received her Executive Masters of Business Administration from the Kellogg School of Management, Northwestern University. Ms. Kan’s qualifications to sit on our Board include her organizational and strategic planning expertise in innovation and growth and her deep customer insight.

Marshall V. Laitsch was appointed as a director of CVB Financial Corp. and Citizens Business Bank effective August 10, 2018. Mr. Laitsch is a retired banking executive and was Chairman of the Board at Community Bank from 2014 until its merger with Citizens Business Bank. Over the past decade, Mr. Laitsch has served on the boards of directors of several banks based in California and New Jersey, including Professional Business Bank, Bank of Manhattan and College Savings Bank, as well as on the board of The Management Trust, a property management company. From 1999 to 2007, he held the position of President and CEO at a succession of financial institutions in California and Hawaii, including Pacific Century Financial Corporation, Sunwest Bank, Bank of Orange County and Placer Sierra Bank. Earlier in his career, he served in the U.S. Army and in a variety of officer positions at larger national banking organizations, including Continental Illinois, Crocker National Bank, Citicorp and Union Bank, where he worked in commercial lending, corporate banking, leveraged buy-outs, and merger and acquisition financing. Mr. Laitsch has been involved in a variety of roles with the Orange County Chapter of the Juvenile Diabetes Research Foundation. He received both his B.A. in business administration and his M.B.A. in finance from Western Illinois University, in 1970 and 1973, respectively. Mr. Laitsch’s qualifications to sit on our Board include his deep experience as a financial services executive and bank board member as well as his significant connections to and service with Community Bank. He is also a prominent member of the business community in Orange County, which is an important region for Citizens Business Bank.

Kristina M. Leslie was appointed as a director of CVB Financial Corp. and Citizens Business Bank in 2015. Ms. Leslie began her career at Paramount Communications in New York, serving in a variety of financial management roles, including treasury, investor relations and strategic planning. Following the acquisition of Paramount by Viacom, Ms. Leslie served as Director of Financial Planning for Viacom with responsibility for financial and strategic planning for Paramount Pictures, Madison Square Garden and Simon and Schuster. In 1996, Ms. Leslie relocated to California to join DreamWorks as Head of Strategic Planning and Corporate Finance, where she oversaw financial planning, strategic partnerships and investor and banking relationships. She became Chief Financial Officer of DreamWorks in 2003 and led the $840 million initial public offering of DreamWorks Animation in 2004. She continued to serve as DreamWorks’ CFO until her retirement in 2007. Additionally, Ms. Leslie is a Director of Blue Shield of California, serving as Chairman of its Audit Committee, and as a member of its Finance and Investment and Compensation Committees. Ms. Leslie is also a trustee at Flintridge Preparatory School in La Canada, California. Ms. Leslie earned her Bachelor of Arts degree in Economics from Bucknell University and her Master of Business Administration degree in Finance from Columbia University. Ms. Leslie’s qualifications to sit on our Board include her extensive experience in the areas of treasury management, financial planning, accounting and finance, and her prominence in the business community in the San Gabriel Valley where Citizens Business Bank has important operations and customers.

Christopher D. Myers is the President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank. He has served in that capacity and as a Board member since August 1, 2006. From 2004 to 2006, Mr. Myers served as Chairman of the Board and Chief Executive Officer of Mellon 1st Business Bank, a $3 billion-asset Los Angeles-based bank that was later acquired by U.S. Bank. From 1996 to 2003, he held several management positions with Mellon 1st Business Bank, including Executive Vice President, Regional Vice President, and Vice President/Group Manager. He is presently a board member of the California Bankers Association and the UCLA Anderson School of Management’s Fink Center for Finance and Investments. Mr. Myers received his B.A. from Harvard University and his M.B.A. in Finance and Marketing from UCLA and has over 30 years of experience in banking. Mr. Myers’ qualifications to sit on our Board include his extensive banking, operational and executive leadership experience.

Raymond V. O’Brien III is Chairman of the Board and has served on our Board since 2012. Mr. O’Brien has an extensive background in both manufacturing and banking. Mr. O’Brien began his professional career in banking in 1979 with Chase Manhattan Bank and moved to 1st Business Bank in 1983. In 1988, he left the banking profession and became CEO and owner of I.L. Walker, a Los Angeles-based manufacturing company. Over the next two-plus decades, Mr. O’Brien owned and led several manufacturing companies. He is currently the Chief Executive Officer and owner of Cal Plate, Inc., based in Artesia, CA. Mr. O’Brien was a founding director of American Business Bank in 1997 and served as a director at that institution until 2012. Mr. O’Brien earned his B.B.A. in Finance from the University of Notre Dame in 1979. Mr. O’Brien is an active “49er” member of the Young Presidents’ Organization. Mr. O’Brien’s qualifications to sit on our Board include his operational and financial expertise gained from the successful operation of a number of business entities, as well as his direct experience as a banker and bank director.

Hal W. Oswalt was appointed as a director of CVB Financial Corp. and Citizens Business Bank in 2014. Mr. Oswalt spent 16 years as a commercial banker in Oklahoma, where he served as President, CEO and Director of community banks in Oklahoma City and Tulsa. He has extensive experience working in the financial consulting industry where his roles have included serving as Managing Director of Global Consulting for an international IT software and outsourcing provider, as Managing Director of Sheshunoff Consulting Services, President of Brintech, Inc., President of SC+S Risk Management Services and President of Oswalt Consulting. Mr. Oswalt has managed consulting projects throughout the United States, Europe, Asia and Australia. Mr. Oswalt earned a B.S. in Business and a M.B.A. from Oklahoma State University. He is also a graduate of the University of Wisconsin’s Graduate School of Banking. Mr. Oswalt’s qualifications to sit on our Board include his extensive background in both commercial banking and financial consulting, and his particular expertise in strategic planning, cost management and organizational change management.

Director Independence

With the exception of Mr. Myers, each of our directors is “independent” within the meaning of the rules and regulations promulgated by the NASDAQ Stock Market, and has been determined to be “independent” by our Nominating and Corporate Governance Committee, with respect to his or her Board service and the Committees on which each such director respectively serves. In making such determinations, our Nominating and Corporate Governance Committee evaluated banking, commercial service, familial or other connections and transactions involving each director or immediate family member and his or her related interests, and the Company, if any.

The Board of Directors and Committees

The Board of Directors of CVB Financial Corp. oversees our business and corporate affairs. As set forth previously, the Board of Directors of CVB Financial Corp. also has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors of Citizens Business Bank has four standing committees: Balance Sheet Management Committee, Loan Committee, Risk Management Committee and Trust Services Committee.

Number of Meetings Attended

During 2018, CVB Financial Corp.’s Board of Directors held 12 regular meetings and 1 special meeting, and the Board of Directors of Citizens Business Bank held 12 regular meetings and 1 special meeting. All of the directors of CVB Financial Corp. and Citizens Business Bank who served in 2018, and all of the directors of CVB Financial Corp. who are nominated for election at the 2019 annual meeting of shareholders, attended at least 75% of the aggregate of (i) the total number of CVB Financial Corp. and Citizens Business Bank Board meetings which they were eligible to attend and (ii) the total number of meetings held by all committees of the Board of Directors of CVB Financial Corp. or Citizens Business Bank on which they served during 2018 and which they were eligible to attend.

Audit Committee

The Audit Committee of the Board of Directors is composed of Kristina M. Leslie (Chair), Stephen A. Del Guercio, Rodrigo Guerra, Jr., Anna Kan, Marshall V. Laitsch, Raymond V. O’Brien III, and Hal W. Oswalt. Mr. Laitsch’s service on our Audit Committee commenced on August 10, 2018. The Audit Committee operates under a written charter, adopted by the Board of Directors, which is available on our website at www.cbbank.com by clicking the tab “Investors,” then “Corporate Overview” and then “Governance Documents.” The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each of the members of the Audit Committee is independent within the meaning of the rules and regulations of the NASDAQ Stock Market.

The purpose of the Audit Committee is to oversee and monitor (i) the integrity of our financial statements and the Company’s systems of internal accounting and financial controls; (ii) our compliance with applicable legal and regulatory requirements; (iii) our independent auditor qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Board of Directors has determined that Ms. Leslie is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC.

The Audit Committee has the sole authority to appoint or replace the Company’s independent auditors (including oversight of audit partner rotation). The Audit Committee is also directly responsible for the compensation and oversight of the work of the Company’s independent auditors. Our internal audit function and our independent auditors report directly to the Audit Committee. Among other things, the Audit Committee prepares the audit committee report for inclusion in the annual proxy statement; reviews and discusses with management and the independent auditors our independent certified audits; reviews and discusses with management and the independent auditors our quarterly and annual financial statements; reviews the adequacy and effectiveness of our disclosure controls and procedures; approves all auditing and permitted non-auditing services performed by our independent auditors; reviews significant findings by our bank regulators and management’s response thereto; establishes procedures to anonymously and confidentially handle complaints we receive regarding auditing matters and accounting and internal accounting controls; and handles the confidential, anonymous submission to it by our employees of concerns regarding questions relating to accounting or auditing matters. The Audit Committee also has authority to retain independent legal, accounting and other advisors as the Audit Committee deems necessary or appropriate to carry out its duties. The Audit Committee held 12 regular monthly meetings during 2018, plus 4 quarterly meetings for the purpose of reviewing and approving SEC filings and appointing our independent auditing firm.

The report of the Audit Committee is included below.

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this Report by reference.

Audit Committee Report

The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of CVB Financial Corp. The Audit Committee manages CVB Financial Corp.’s relationship with its independent auditors (who report directly to the Audit Committee).

In discharging its oversight responsibility, the Audit Committee has met and held discussions with management and KPMG LLP, the independent registered public accounting firm for CVB Financial Corp., regarding our audited consolidated financial statements. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) in Auditing Standard No. 1301 on Communications with Audit Committees. The Audit Committee also has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors their independence and satisfied itself as to their independence. The Audit Committee also reviewed the PCAOB inspection report and peer review report of KPMG LLP by PricewaterhouseCoopers LLP.

Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of CVB Financial Corp.’s audited consolidated financial statements in the Annual Report on Form 10-K, for the year ended December 31, 2018, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

THE AUDIT COMMITTEE

Kristina M. Leslie, Chair

Stephen A. Del Guercio

Rodrigo Guerra, Jr.

Anna Kan

Marshall V. Laitsch

Raymond V. O’Brien III

Hal W. Oswalt

Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee consisting of Raymond V. O’Brien III (Chairman), George A. Borba, Jr., Stephen A. Del Guercio, Rodrigo Guerra, Jr., Anna Kan, Marshall V. Laitsch, Kristina M. Leslie and Hal W. Oswalt. Mr. Laitsch’s service on our Nominating and Corporate Governance Committee commenced on August 10, 2018. Each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the rules and regulations of the NASDAQ Stock Market.

As set forth above, the Nominating and Corporate Governance Committee:

•	Assists the Board of Directors by identifying individuals qualified to become members of the Board of Directors;
•	Recommends to the Board of Directors the director nominees for the next annual meeting;
•	Recommends to the Board of Directors director nominees for each Board committee; and
•	Develops and recommends a set of corporate governance principles applicable to CVB Financial Corp. and Citizens Business Bank.

Other specific duties and responsibilities of the Nominating and Corporate Governance Committee include: retaining and terminating any outside search firm to identify director candidates; receiving communications from shareholders regarding any matters of concern regarding corporate governance matters; recommending to the Board the appropriate directors to serve on each Board committee; and reviewing and reassessing the adequacy of its Charter and its own performance on an annual basis. The procedures for nominating directors, other than by the Board of Directors itself, are set forth in the Company’s bylaws and reprinted in the Notice of Annual Meeting of Shareholders. The charter of the Nominating and Corporate Governance Committee is available on our website at www.cbbank.com by clicking the tab “Investors,” then “Corporate Overview” and then “Governance Documents.” The Nominating and Corporate Governance Committee held 2 regular meetings and no special meetings during 2018.

Compensation Committee

The Compensation Committee of the Board of Directors of CVB Financial Corp. (the “Compensation Committee”) has overall responsibility for overseeing our compensation and employee benefit plans and practices, including our executive compensation plans and our incentive compensation, bonus and equity- based plans. This committee is composed of Raymond V. O’Brien III (Chairman), George A. Borba, Jr., Stephen A. Del Guercio, Rodrigo Guerra, Jr., Anna Kan, Marshall V. Laitsch, Kristina M. Leslie and Hal W. Oswalt. Mr. Laitsch’s service on our Compensation Committee commenced on August 10, 2018. Each of the members of the Compensation Committee is independent within the meaning of the rules and regulations of the NASDAQ Stock Market. During 2018, the Compensation Committee held 12 regular meetings and 8 special meetings.

The Compensation Committee has a charter, which can be found on CVB Financial Corp.’s website, www.cbbank.com, by clicking the tab “Investors,” then “Corporate Overview” and then “Governance Documents.”

The Compensation Committee has the responsibility of recommending to the Board of Directors the appropriate level of compensation for the Board of Directors, and for determining the total compensation of all executive officers of CVB Financial Corp. and Citizens Business Bank. The Compensation Committee also has responsibility for negotiating, reviewing and approving the terms and conditions of our employment agreement with our President and CEO, which agreement was revised, reviewed and approved in September 2018.

The Compensation Committee may delegate its authority to others within the organization if it deems necessary, but has not done so. Our President and CEO, Chief Financial Officer, and Human Resources Director participate, when requested to do so, in determining or recommending the amount or form of executive and director compensation (except with respect to their own compensation).

Role of the Compensation Consultant

The Compensation Committee has the authority to consult and retain internal and external advisors as needed. In determining the compensation of our named executive officers, including our President and CEO, and our Board of Directors, the Compensation Committee has elected to utilize a variety of resources, including reports, information and advice provided by the firm Frederic W. Cook & Co., Inc. (“FW Cook”), which is a leading national firm specializing in providing compensation consulting services to public companies.

FW Cook was initially retained by our Compensation Committee in November, 2013, in connection with the 2014 renewal of the Employment Agreement by and among CVB Financial Corp., Citizens Business Bank and our President and CEO, Christopher D. Myers. Since then FW Cook has performed numerous projects with respect to executive compensation and director compensation for the Compensation Committee.

FW Cook’s primary activity during 2018 was to assist our Compensation Committee and Board of Directors in connection with the renewal of the Company’s 2014 Employment Agreement with our President and CEO, Christopher D. Myers. This included, among other projects, review and updating of the peer group being utilized by the Company for benchmarking executive compensation and comparative financial and operational performance. FW Cook also rendered advice with regard to the design of our NEO bonus plans for 2018, as well as various other executive compensation issues.

The peer group review and recalibration performed by FW Cook in 2018 is part of our ongoing effort to properly benchmark the Company’s financial and operational performance for executive and director compensation and related purposes. For further information on the results of such benchmarking analysis, please refer to the section of this proxy statement on “Overview of our Financial and Operational Performance.”

For additional information on FW Cook’s assistance in connection with the development of the group of peer companies for CVB Financial Corp., please refer to the section of this proxy statement on “Peer Group Considerations and the Compensation Consultant.”

In 2018, CVB Financial Corp. engaged FW Cook for the projects described above as well as routine proxy advisory services at a total cost of approximately $142,000. Our assessment found no conflict of interest posed by the retention of FW Cook as compensation consultants for CVB Financial Corp.

Compensation Discussion and Analysis

The following compensation discussion and analysis describes and summarizes the structure, objectives and results of the various compensation programs administered by our Compensation Committee for our five current executive officers for whom disclosures must be provided under SEC rules (“named executive officers” or “NEOs”):

Christopher D. Myers	President and CEO of CVB Financial Corp. and Citizens Business Bank (sometimes referred to as the “CEO”)
E. Allen Nicholson	Executive Vice President, CFO of CVB Financial Corp. and Citizens Business Bank
David A. Brager	Executive Vice President, Sales Division Manager of Citizens Business Bank
David F. Farnsworth	Executive Vice President, Chief Credit Officer of Citizens Business Bank
David C. Harvey	Executive Vice President, Chief Operations Officer of Citizens Business Bank

General Information

Overview of our Financial and Operational Performance

The year 2018 was a successful year for CVB Financial Corp. and Citizens Business Bank, highlighted by our extraordinary merger with Community Bank, which involved 16 branches and total assets of approximately $4.09 billion. This transaction, which was by far the largest acquisition in our Company’s history, was announced on February 26, 2018 and was consummated on August 10, 2018. At close, Citizens Business Bank acquired $2.73 billion of loans and assumed $1.26 billion of noninterest-bearing deposits and $2.87 billion of total deposits. Our financial statements for the year ended 2018 include 143 days of operations with Community Bank’s assets, liabilities and continuing employees, post-merger.

For 2018, our net earnings were $152.0 million, the highest in the Company’s history, compared to net earnings of $104.4 million in 2017, for a growth rate of 45.6%. Excluding the impact of a one-time $13.2 million reduction in earnings during 2017, as a result of federal tax rate reductions and re-measurement of the Company’s deferred tax asset due to the enactment of the Tax Cuts and Jobs Act of 2017 (the “DTA Revaluation Expense”), the Company increased net earnings by 29.2% during 2018.

At year end 2018, primarily as a result of the Community Bank merger, the Company’s total assets of $11.53 billion increased by $3.26 billion over year end 2017, and the Company’s interest-earning assets of $10.29 billion increased by $2.49 billion over interest-earning assets for 2017, representing growth rates of 39.4% and 31.9%, respectively. The increase in interest-earning assets was primarily due to a $2.93 billion increase in total loans, of which $2.73 billion were acquired from Community Bank, partially offset by a $432.4 million decrease in investment securities. Likewise, noninterest-bearing deposits, which comprised 58.96% of total deposits, grew by $1.36 billion or 35.3% in 2018 compared to growth of 4.71% or $172.9 million in 2017.

CVB Financial Corp. has achieved these successes while maintaining what it believes to be a notably sound financial structure. In January 2019, CVB Financial Corp. and Citizens Business Bank were recognized as the fourth-best bank in the United States, and the best bank based in California, by Forbes “2019 Best Banks in America,” which rates the largest 100 banks in the United States by asset size utilizing financial metrics calculated for the 2018 calendar year on the magazine’s performance scorecard. In addition, Citizens Business Bank’s ratios for critical capital measures as of December 31, 2018 significantly exceeded the amounts necessary in order to be considered well-capitalized for regulatory purposes: 13.22% (Tier 1 Risk-based Capital Ratio), 13.22% (Common Equity Tier 1 Risk-based Capital Ratio), 14.03% (Total Risk-based Capital Ratio), and 10.90% (Leverage Ratio). The well-capitalized standards for these ratios in 2018 were 8%, 6.5%, 10%, and 5%, respectively.

CVB Financial Corp.’s financial and operational success can also be measured on a relative basis by comparing the Company’s performance to that of a group of peer companies. The Company’s peer group was updated during 2018 in connection with the renewal of our President and CEO’s employment agreement. These peer companies are described below in the section of this proxy statement on “Peer Group Considerations and the Compensation Consultant.” As measured by six key metrics which we believe are commonly utilized in evaluating banking entities (return on equity (“ROE”), return on assets (“ROA”), net interest margin, non-performing assets divided by total assets, efficiency ratio, and noninterest expense divided by total assets), CVB Financial Corp.’s performance for 2018 placed it in the top quartile of our peer group on three of the measures (ROA, efficiency ratio, and noninterest expense divided by total assets), and in the second quartile for the other three measures (ROE, net interest margin and non-performing assets divided by total assets). For the three-year period from 2016-2018, CVB Financial Corp. attained top quartile performance on all measures, except net interest margin which was at the median of the group. These performance figures were achieved for 2018 and the most-recent three-year period despite the incurrence of one-time expenses and the increase in intangible assets attributable to the Company’s merger with Community Bank.

Source: Standard & Poor’s Capital IQ

1.	ROE and ROA exclude 2017 one-time charges or benefits related to tax rate reductions under the Tax Cuts and Jobs Act of 2017 for CVB Financial Corp. and all the peers

2.	Net Interest Margin excludes Pacific Premier Bancorp due to insufficient available data

3.	Efficiency Ratio analysis excludes First Financial Bancorp and Pacific Premier Bancorp due to insufficient available data

4.	Non-interest Expense/Total Assets analysis excludes Pacific Premier Bancorp and PacWest Bancorp due to insufficient available data

CVB Financial Corp. achieved annualized shareholder returns for the one-year, three-year and five-year periods ending December 31, 2018 of negative 12%, 9% and 6% respectively, which places CVB Financial Corp. in the second quartile, first quartile, and approximately at median relative to its peers for the respective measurement periods.

2018 Compensation Program Overview

The Compensation Committee believes that CVB Financial Corp.’s executive compensation program is well designed to support growth in shareholder value within the context of a sound financial structure. The following points summarize how the Compensation Committee addressed the key components of our executive compensation program for our 2018 fiscal year:

•

On September 12, 2018 the Company successfully concluded negotiation of a new three-year employment agreement (the “2018 Employment Agreement”) with Mr. Myers, our CEO, replacing his prior five-year employment agreement (the “2014 Employment Agreement”), which was scheduled to expire on February 3, 2019. We believe Mr. Myers’ contributions have been essential to the Company’s success. The key features of the 2018 Employment Agreement, described in greater detail below (see “Employment Agreement with our President and Chief Executive Officer”), include:

¡	Base salary increase from $800,000 (which had been unchanged since 2014) to $900,000
¡	Maintenance of target bonus level of 100% of base salary

¡

Under Mr. Myers’ two prior employment agreements (the 2014 and 2009 employment agreements) the equity awards granted at commencement were the only equity awards during the terms of the contracts. The 2018 Employment Agreement continues this design. However, the Compensation Committee determined that the interests of the Company and its shareholders would be advanced by changing the CEO’s equity award mix from a combination of stock options and time-vesting restricted stock units (“RSUs”) to a mix of stock options, time-vesting RSUs, and performance-vesting RSUs (the performance metrics are relative ROE and relative ROA of the Company compared to banks in the KBW Nasdaq Regional Banking Index — the “KBW Index”)

¡	Providing a potential incentive cash award based on the Company’s relative ROA compared to the banks in the KBW Index

•

Base salary increases were implemented for all our other NEOs at moderate but varying levels, reflecting the assumption by our other NEOs of significantly increased responsibilities as a result of our merger with Community Bank;

•

Bonus payouts under the Company’s annual performance compensation plans were keyed to our traditional metrics of profit and expense goals, loan and deposit growth and retention, loan quality, and project management, but we evaluated the achievement of these metrics using a broader set of criteria which included, as well as excluded, the impact of the Community Bank merger transaction. For the reasons explained in more detail below, the impact of the Community Bank merger required certain one-time departures from our historical practices regarding the setting of specific financial and operational metrics:

¡

As in the past, net profit/expense measures remained the most important metric for all our NEOs, and the relative weighting of other measures was structured to emphasize the areas over which each executive had the most direct responsibilities;

¡

In view of the size and transformative nature of the Community Bank merger, our performance compensation plans for each of our NEOs in 2018 included a significant component which was tied to the execution of this important acquisition for the Company;

¡	Overall bonus payouts under these performance compensation plans varied by executive, ranging from 67% to 130% of the applicable NEO’s base salary;
¡

Similar to 2017, our bonus plans for 2018 included a separate component based upon an evaluation of each NEO’s individual performance, which allows for an evaluation of individual contributions to CVB Financial Corp. that could not be captured by looking solely at our financial metrics or execution of the Community Bank merger. Under this component, our President and CEO could earn up to 30% of his base salary, and our other four NEOs could each earn up to 20% of their respective base salaries. Overall payouts with respect to this more subjective component of our bonus plans varied by executive, ranging from 10% to 20% of the applicable NEO’s base salary;

¡

In addition, upon the recommendation of our President and CEO, the Compensation Committee elected to award each of our other four NEOs a special supplemental bonus in recognition of the significantly higher levels of effort required to manage each of their respective areas of responsibility in 2018 while at the same time executing on our important Community Bank merger transaction. The amounts of these special supplemental bonuses ranged from 5% to 23% of the applicable NEO’s base salary; and

¡

The temporary nature of the 2018 modifications to our NEO bonus plan is indicated by the fact that the Compensation Committee met in March, 2019 and adopted a bonus plan for our NEOs for 2019 using the traditional metrics-based approach which the Committee had used in 2017 and prior years.

•	Long-term incentives continued to be structured as a combination of restricted stock and stock options, with the addition, in the case of our CEO, of performance-based RSUs.

Philosophy and Objectives of Our Executive Compensation Program

We have adopted a basic philosophy and objective of offering an overall compensation program and package designed to attract and retain highly qualified managers and employees. We actively seek to implement compensation practices which we believe will encourage and motivate our Company’s managers to achieve superior performance on both a short-term and long-term basis. This underlying philosophy pertains specifically to executive compensation as well as to employee compensation at all other levels throughout our organization.

Our compensation program is generally designed to achieve the following objectives:

•	Attract and retain talented and experienced executives;
•	Provide a base salary that is competitive in our industry;
•

In the annual bonus plan, align the interests of our executives with those of our shareholders, by utilizing performance-based incentive compensation, based primarily on financial metrics that we believe support shareholder value, along with a discretionary component based on an evaluation of individual performance; and

•	Offer equity-based compensation that reflects the growth in our stock value (and thus in shareholder value) and, in the case of our CEO, in part based on the achievement of performance metrics.

Each of these elements is intended to incentivize our employees to accomplish our corporate goals. Our primary objectives are to achieve a level of earnings growth and loan and deposit growth consistent with enhancing shareholder value, while maintaining safe and sound practices in accordance with our legal and regulatory requirements.

The elements of the Company’s comprehensive compensation package for our executives typically consist of base salary, an annual performance incentive plan, an annual supplemental discretionary bonus plan, a long-term equity compensation plan, 401(k) plan contributions, a profit sharing plan, a deferred compensation program and health and welfare benefits. Our annual performance incentive plans for our executives, in turn, have historically been based on a subset of the objective financial and operational metrics which are set forth in the Executive Incentive Plan approved by our shareholders, most recently at our annual shareholders meeting in 2015. However, in 2018, we departed from our longstanding practices of basing the bonus on specific financial and operational metrics due to our transformative merger with Community Bank, which effectively spanned the entire period covered by our 2018 fiscal year. Due to the pendency of this merger, the individual members of our executive team were variously involved in negotiating the transaction during the early part of the year, then in preparing for the closing of the transaction which occurred on August 10, 2018, and ultimately in working to ensure the successful integration of Community Bank’s assets, liabilities, customers and employees following the closing. Accordingly, our Compensation Committee concluded that the evaluation of our executive team’s success in accomplishing these critical but evolving goals could not be accurately captured by the application of our traditionally objective financial and operational metrics, since the impact of a merger of this size on these metrics was not possible to sufficiently predict in advance, and such impact would also be dependent on the date on which the merger would close, which in turn was contingent upon regulatory approvals. The specific elements of our bonus plans for 2018 are provided below in the section of this proxy statement on “Review of Annual NEO Compensation for 2018.” We note that, in view of the merger closing having occurred in August 2018, our Compensation Committee has decided to return to our historical, metric-based approach to annual incentive compensation for our executives in 2019.

Methodologies for Establishing Compensation

In determining the appropriate compensation levels for our CEO, the Compensation Committee meets outside the presence of all our named executive officers. With respect to the compensation of all our other NEOs, the Compensation Committee meets outside the presence of all our executive officers, other than, as requested, our CEO, our Chief Financial Officer (except with respect to his own compensation) and our Human Resources Director. The Compensation Committee generally reviews and approves any incentive compensation and discretionary bonus plans for our NEOs and other key managers within the first ninety days of the applicable year, although, as described below, in 2018 this process was delayed and completed during the latter part of the year, following our merger with Community Bank, once the closing of this transaction was accomplished. Base salary increases, if any, for all our employees, including our NEOs, are generally reviewed and approved by the Compensation Committee in July of each year.

With the input of our Human Resources Department, the CEO summarizes the previous year’s performance of selected officers and employees for the Compensation Committee and makes recommendations to the Compensation Committee regarding base salary levels, performance goals, discretionary bonuses and equity incentive awards for our NEOs (other than for himself). The Compensation Committee determines each element of the CEO’s compensation.

In January or February of each calendar year, the Compensation Committee determines cash payments under the prior year’s performance compensation plan and supplemental bonus plan, as applicable, and generally in the first ninety days of each year, the Compensation Committee determines target amounts and performance criteria for the current year’s incentive performance and bonus compensation plans. The Compensation Committee similarly meets from time to time to determine equity incentive awards for eligible employees, including our NEOs.

Summary of Components of Compensation

The following table outlines our various compensation components for which our NEOs are typically eligible in any given fiscal year of the Company.

The allocation in our program between cash and non-cash compensation is based on the Compensation Committee’s determination of the appropriate mix among base salary, annual cash incentives and long-term equity incentives to encourage executive officer retention and performance.

Component	Characteristics	Purpose

Base Salary	This is a fixed cash compensation amount. Each executive officer is eligible for an annual salary increase, which will typically occur in July of each calendar year, based on performance.

The base salary component allows us to compensate our officers at a level that we believe is competitive in our industry. This helps us attract and retain highly qualified executives. This rewards individual performance and tenure of experience, and provides a level of stability for our officers.

Component	Characteristics	Purpose

Incentive Compensation Awards

Paid based on CVB Financial Corp.’s and/or Citizens Business Bank’s attainment of enumerated financial and business metrics and goals established pursuant to our

2015 Executive Incentive Plan. Individual executives are provided with specific performance criteria based on their respective positions with CVB Financial Corp. and/or Citizens Business Bank.

The incentive compensation element serves to reward our executives when CVB Financial Corp. and/or Citizens Business Bank meet specified financial and business metrics and goals, which we believe adds to shareholder value. This component incentivizes our executives to meet objective performance targets, which in turn helps us to meet the Company’s overall strategic goals. As described below, this component was modified in 2018 due to our transformative merger with Community Bank.

Supplemental Bonus Payments	This component is entirely discretionary based on each executive’s individual performance as a senior manager of CVB Financial Corp. and/or Citizens Business Bank. The evaluation criteria are tailored to each executive’s area of responsibility.

The discretionary bonus element is designed to encourage our executives to meet their enumerated non-financial goals, such as risk management, customer retention, staff recruitment and retention, and support for other divisions. This component incentivizes teamwork and the achievement of non-metrics-based objectives that are critical for our overall success.

Restricted Stock and Time-Vesting RSUs	Awarded from time to time to selected officers, including our NEOs, based on position and performance. Our grants of restricted stock and time-vesting RSUs are subject to time-based vesting requirements. Recipients of awards of restricted stock or RSUs are also entitled to currently receive dividends associated with the underlying shares before such shares have vested.

Restricted stock links the interests of recipients to shareholders, by focusing on the long-term value of CVB Financial Corp.’s stock, and has less dilution to our shareholders compared to stock option grants, because restricted stock grants typically involve fewer shares. Restricted stock and time-vesting RSU awards to our NEOs typically vest over a three or five-year period in order to encourage long-term employment at the Company and/or to support the achievement of long-term Company objectives.

Component	Characteristics	Purpose

Performance-Vesting RSUs (only awarded to CEO at this time)

Payment is tied to the attainment of specific financial or performance-based goals. Recipients of performance-vesting RSUs are also entitled to receive dividends associated with the underlying shares after the date of grant and prior to vesting, although such dividends are paid only after the actual number of shares earned under the award is finally determined.

Performance-vesting RSUs incentivize an executive to achieve specific financial or other goals which are considered to be important to the Company’s overall success.

Stock Options	Recipients must pay an exercise price that is not less than the fair market value of the stock at the time of grant in order to acquire the related shares of stock.

Stock options allow the executive to share in the long-term appreciation of CVB Financial Corp.’s stock. This helps to align the compensation of the executive with the interests of our shareholders. Stock option grants typically vest over a three or five-year period and have a ten-year term.

401(k) Plan/Profit Sharing

This has two components: (i) “safe harbor” 401(k) Plan contributions which are paid by CVB Financial Corp. in a fixed percentage for eligible participating employees (in addition to which the executive may elect to make deferral contributions), and (ii) profit- sharing contributions which are paid to eligible Plan participants, including our NEOs. Contributions are at the discretion of the Compensation Committee and may be up to 8% of salary and bonus (subject to a ceiling of total salary and bonus for calculation purposes for any individual of $275,000 for 2018).

The 401(k) Plan assists the executive in saving for retirement because all contributions go into a tax-qualified retirement plan. The profit-sharing portion also allows the executive to share in the profits of CVB Financial Corp. and, to that extent, encourages our executives to meet targeted performance goals.

Deferred Compensation Plans

One plan is available to our CEO with a guaranteed annual minimum rate of return, and a separate plan is available to other qualifying senior officers and directors without such a guaranteed rate of return.

Deferred compensation allows for the tax deferral of compensation and the potential growth of any deferred amounts.

Health and Welfare Benefits

These benefits are the same as those offered to the Company’s eligible employee base, including medical, dental, vision, life and disability insurance. The NEOs pay a portion of the costs in the same manner as all eligible employees.

These benefits assist all our eligible employees, including our NEOs, in meeting their and their respective families’ basic health and welfare needs.

Peer Group Considerations and the Compensation Consultant

The Compensation Committee engaged FW Cook to perform compensation reviews in late 2013, 2014 and twice in 2016, in order to assist the Committee in evaluating whether the key components of compensation at CVB Financial Corp. for our CEO, our other NEOs, and our Board of Directors, as applicable, were competitive with comparable compensation packages provided for similar positions and roles at peer commercial banking organizations. In addition, from time to time, our Compensation Committee analyzes salary surveys from relevant organizations such as the California Bankers Association and similar data provided by other recognized industry sources.

In connection with the renewal of our CEO’s employment agreement, in May 2018, the Compensation Committee, in consultation with FW Cook, modified our peer group consistent with the criteria initially developed during 2013, which focuses on banks and bank holding companies that we believe are reasonably comparable to the Company with respect to key indicators such as asset size, market capitalization and geographic location.

As a result of the May 2018 peer group study, the peer group was adjusted to add Western Alliance Bancorp and remove Capital Bank Financial (due to its acquisition by another bank in November 2017). The resulting peer group consisted of the following 14 banking institutions shown in the chart below, as ranked by market capitalization. The data below reflects the financial information available at the time the peer group was reviewed by FW Cook and the Committee in May 2018, and thus does not reflect the impact of the Community Bank merger on the Company’s total assets or market capitalization.

Company Name	Total Assets (3/31/18)	Market Capitalization (3/31/18)

	(in billions $)	(in billions $)

PacWest Bancorp	24.1	6.2

Western Alliance Bancorp	20.8	6.1

Pinnacle Financial Partners	22.9	5.0

Texas Capital Bancshares	24.4	4.5

MB Financial	20.2	3.4

Columbia Banking System	12.5	3.1

CVB Financial Corp.	8.4	2.5

Independent Bank Corp.	8.1	2.0

Pacific Premier Bancorp	8.1	1.9

First Financial Bancorp.	8.9	1.8

Banner Corp.	10.3	1.8

Boston Private Financial	8.3	1.3

Opus Bank	7.3	1.0

Banc of California	10.3	1.0

Central Pacific Financial	5.7	0.9

Source: Standard & Poor’s Capital IQ

These banking institutions were selected by the Compensation Committee because we believe they have similar business models and capabilities, and generally operate in a similar manner, to CVB Financial Corp. Specifically, the institutions in our peer group were all within an approximate ratio of 0.33x to 3.0x in both key components of total assets and market capitalization, as compared to CVB Financial Corp., as of the time when the peer group study was conducted. Within this defined universe of banks and bank holding companies, the Committee and FW Cook then focused on the subset of institutions which operate in major metropolitan areas, where the Committee believes that competitive costs, pay levels and pay structures are more similar and relevant to those of the Company. Compared to the 14 peers, CVB Financial Corp. ranked at the 34th percentile for total assets and at the 57th percentile for market capitalization. However, as noted above, CVB Financial Corp.’s rankings within this peer group have changed significantly due to our acquisition of Community Bank subsequent to the time of the original peer group study developed by FW Cook. Using data as of December 31, 2018 for assets and market capitalization, CVB Financial Corp. would be ranked at the 41st and 69th percentiles, respectively, within the peer group.

While our market analysis and the surveys by our outside compensation consultants inform our range of compensation alternatives, we do not tie our executive officers’ or directors’ compensation levels to specific market percentiles. Instead, the Compensation Committee uses this comparative compensation information as a set of reference points to assist in the retention of key executives whose performance is critical for the success of the organization and in the setting of appropriate goals with respect to the Company’s desired performance and results.

The Compensation Committee has observed that total compensation for our President and CEO has generally been in the top quartile for the peer group, whereas total compensation for each of our NEOs other than our President and CEO has generally been within a range of between the 25th percentile and 75th percentile for the peer group, based on individual officer performance, responsibilities, contributions, experience, competitive conditions and internal equity, and there is a consensus that these ranges are generally appropriate for each NEO’s total compensation. It may be the case, however, that specific components of a given executive’s compensation, such as base salary, annual incentive pay, bonus compensation or equity awards, may fall outside this range, depending upon factors such as the executive’s position relative to our other NEOs, the executive’s history with the Company, the executive’s level of achievement of specific goals, and market conditions.

Employment Agreement with President and Chief Executive Officer

On September 12, 2018, CVB Financial Corp and Citizens Business Bank entered into the 2018 Employment Agreement with our President and Chief Executive Officer, Christopher D. Myers. The term of the 2018 Employment Agreement ends September 12, 2021, subject to earlier termination as provided therein. It replaced the previous 2014 Employment Agreement between the Company and Mr. Myers, which was entered into on February 4, 2014 and had a term of five years ending on February 3, 2019.

The Compensation Committee believes that Mr. Myers’ performance as our CEO has been outstanding, starting with his initial hiring in 2006, and that his continued leadership of the Company is critical to our success. The Compensation Committee commenced renewal discussions with Mr. Myers during the middle part of 2017 because the Committee believed it prudent to confirm Mr. Myers’ continued service to the Company well in advance of the expiration of the 2014 Employment Agreement. The Compensation Committee retained our outside compensation consultants at FW Cook, and consulted with our corporate counsel at Manatt, Phelps and Phillips LLP, to assist in the formulation and negotiation of appropriate terms and conditions for the 2018 Employment Agreement. Among other input, FW Cook provided support to the Committee in reviewing and recalibrating the peer group of financial institutions that we believe are comparable to the Company, which in turn provided additional data and corroboration for the purpose of benchmarking and analyzing the desired elements and projected dollar values of a comprehensive employment package for Mr. Myers. Due in part to the pendency of the Community Bank merger transaction during this period, the 2018 Employment Agreement was not finalized until early September 2018.

Base salary. Pursuant to the 2018 Employment Agreement, Mr. Myers’ base salary is set at $900,000 for the initial year of the term, with an annual merit increase opportunity in base salary in the range of 2% to 4% based on the Compensation Committee’s evaluation of Mr. Myers’ and the Company’s performance. Mr. Myers’ base salary may be further increased by the Compensation Committee in its sole discretion. Mr. Myers’ base salary had been set at $800,000 when the 2014 Agreement was signed and was not modified since then.

Bonus opportunity. Mr. Myers’ bonus opportunity is the same under the 2018 Employment Agreement as under the 2014 Agreement — a target bonus opportunity of 100% of base salary and a maximum bonus opportunity of 150%.

Long-term equity incentives. The 2018 Employment Agreement significantly modified the structure of Mr. Myers’ long-term equity incentives, which had previously consisted only of stock options and time-vesting RSUs. Under the 2018 Employment Agreement, Mr. Myers was granted 100,000 stock options, (the “Options”), 105,000 time-based RSUs (the “Time RSUs”), and 105,000 performance-based RSUs (the “Performance RSUs”). If Mr. Myers is employed through the relevant vesting dates, the Options vest in three equal annual installments (with the first tranche vesting on September 12, 2019). If Mr. Myers is employed through the relevant vesting dates, the Time RSUs vest as to 15,000 shares on September 12, 2019, 45,000 shares on September 12, 2020, and 45,000 shares on September 12, 2021. This vesting schedule (and the vesting schedule for the Performance RSUs) takes into account the fact that 60,000 shares of restricted stock granted under the 2014 Agreement were scheduled to vest in 2019.

The Performance RSUs are a new feature and represent the Compensation Committee’s conclusion that a mix of time-based and performance-based equity incentives best balances the Company’s interest in ensuring the continued tenure of our high-performing CEO while, at the same time, tying his ability to earn a substantial portion of such incentives to the Company’s financial performance during the specific periods covered by the 2018 Employment Agreement.

The Performance RSUs vest in installments over three years, based on the financial performance of the Company during three performance periods that are one, two and three years in length (each a “Performance Period”). For purposes of the Performance RSUs, the “2019 Performance Period” is the 12-month period ended June 30, 2019; the “2020 Performance Period” is the two 12-month periods ended June 30, 2019 and June 30, 2020; and the “2021 Performance Period” is the three 12-month periods ended June 30, 2019, June 30, 2020 and June 30, 2021.

The Performance RSUs have two performance targets, weighted equally: (i) the Company’s average return on tangible common stockholders’ equity compared to that of the other banks in the KBW Index (“Average Relative ROE”) and (ii) the Company’s average return on assets compared to that of the other banks in the KBW Index (“Average Relative ROA”).

For the 2019 Performance Period, the target number of shares (15,000) is awarded for 50th percentile performance, so, if both Average Relative ROE and Average Relative ROA are at the 50th percentile, 15,000 shares will be earned and vested on September 12, 2019. The number of target shares earned is adjusted on a linear basis plus or minus 25% for (1) performance above the 50th percentile up to the 75th percentile (no additional shares are awarded for performance above the 75th percentile) and (2) performance below the 50th percentile down to the 25th percentile (no shares are awarded for performance below the 25th percentile). So, for example, 75th percentile performance on both metrics would result in receiving 18,750 shares and 25th percentile performance on both metrics would result in the receipt of 11,250 shares. With respect to the 2020 Performance Period, the structure is identical, except that 55th percentile performance is required to earn the target number of shares and the minimum and maximum performance levels are set at the 30th and 80th percentiles. So, the target number of shares (45,000) would be earned for 55th percentile performance, 56,250 shares would be earned for 80th percentile performance and 33,750 shares would be earned for 30th percentile performance. Percentile performance is computed by averaging the percentile ranking for each 12-month period. The structure with respect to the 2021 Performance Period is the same as for the 2020 Performance Period, except that the target percentile ranking has been raised to the 60th percentile, with maximum and minimum payouts occurring at the 85th and 35th percentiles.

The escalating percentile hurdles for each successive Performance Period account for the anticipated declining impact of acquisition expenses on the financial performance of the Company as a result of the Community Bank merger, and incentivizes Mr. Myers to achieve an increasingly high level of performance by capitalizing on the anticipated revenue generation and expense management opportunities presented by the Community Bank merger. In each case, except for certain terminations described below, the vesting of Performance RSUs requires continued employment with the Company through the end of the relevant Performance Period.

The Compensation Committee intended that the equity incentives described above be the equity incentives for the entire term of the contract except in certain limited circumstances such as a future extension or renewal of Mr. Myers’ employment contract prior to its specified termination date. This approach is consistent with the two previous contracts with Mr. Myers (the 2009 and 2014 employment agreements). In each of the prior contracts, equity incentives were granted at the commencement of each of those agreements and no further grants were made prior to renewal of the agreement. The Compensation Committee thus believes the costs of the equity incentives should be analyzed by treating them as amortized over the three-year contract life. Accordingly, while the Summary Compensation Table in this proxy statement indicates that the total cost of the equity incentives awarded to Mr. Myers was $5,494,240 million in 2018, the Compensation Committee considers $1,831,413 million to be a more accurate measure of the annual value of the equity compensation awarded to Mr. Myers.

Incentive cash award. Mr. Myers is also eligible to receive an incentive cash award (“Incentive Cash Award”) with a target payment of $1,000,000 if he is employed by the Company as of September 12, 2019 and the Company’s Average Relative ROA for the 12-month period ending June 30, 2019 ranks at the 50th percentile of the KBW Index. The Incentive Cash Award increases up to a maximum of $1,100,000 as Average Relative ROA increases to the 75th percentile and decreases to $900,000 as performance decreases to the 25th percentile (with no payout below the 25th percentile).

Severance Benefits. Subject to receipt of a release of claims, the 2018 Employment Agreement provides severance benefits for Mr. Myers. If Mr. Myers is terminated without “cause,” he will receive an amount payable over 12 months equal to two times the sum of his annual base pay and average annual bonus under the annual bonus plan for the preceding two calendar years. If Mr. Myers is terminated by reason of disability, he will receive one times his annual base pay payable over 12 months, reduced by disability insurance payments. In addition, upon such a termination without “cause” or termination due to death or disability, any Incentive Cash Award, Options, Time RSUs and Performance RSUs that would have vested within 12 months of the date of such termination will immediately vest (at target levels in the case of any Incentive Cash Award and Performance RSUs which would have vested during such 12-month period).

In the event Mr. Myers is terminated without “cause” within 12 months before or after a “change-in-control” or resigns for “good reason” within 12 months after a “change-in-control” (as such terms are defined in the 2018 Employment Agreement), he will be entitled to severance pay equal to three times the sum of his annual base pay plus his average annual bonus under the annual bonus plan granted for the preceding two calendar years, which amount is payable over 12 months. However, if Mr. Myers is terminated without “cause,” or within 12 months before or after a “change-in-control,” and if he has earned any Incentive Cash Award during the preceding two calendar years over which his annual bonus would then be calculated, the amount of any such Incentive Cash Award would not be included in any such average bonus calculation for severance pay purposes. `

In addition, upon a change-in-control, with or without Mr. Myers’ termination, Mr. Myers’ unvested Options and Time RSUs vest immediately, and the Incentive Cash Award and Performance RSUs vest at target levels (to the extent either is outstanding at such time).

Other contract features. Similar to the 2014 Employment Agreement, the 2018 Employment Agreement provides for the following additional benefits: (a) continued participation in a deferred compensation program with a guaranteed minimum 6% earnings rate; (b) eligibility to participate in the Company’s group benefit plans and programs; (c) reimbursement for reasonable, ordinary and necessary business expenses in connection with use of a Bank-provided automobile; (d) reimbursement for the reasonable costs of two country club memberships; and (e)  reimbursement for reasonable, ordinary and necessary business expenses.

Consideration of Say-On-Pay Results

In 2017 our Board of Directors recommended, and a plurality of our shareholders’ vote approved (with the support of approximately 98.81% of the total votes cast), an annual period as the frequency of our Say-On-Pay advisory vote on the compensation of our NEOs. This vote was advisory and non-binding on CVB Financial Corp., and the Board of Directors may at some point decide that it is in the best interests of our shareholders and CVB Financial Corp. to hold an advisory vote on executive compensation less frequently than on an annual basis.

At our 2018 annual meeting of shareholders, our Say-On-Pay proposal itself received the support of approximately 99.13% of the total votes cast.

Our Board of Directors has elected, once again, to solicit a non-binding, advisory vote on the compensation of our NEOs for the Company’s 2018 fiscal year. See “Proposal 3: Advisory (Non-Binding) Vote to Approve Named Executive Officers’ Compensation.”

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires us to obtain, at least once every six years, a shareholder vote on the frequency of our Say-On-Pay vote. Accordingly, shareholders will next be asked to vote on the frequency of our Say-On-Pay vote at our 2023 annual meeting of shareholders.

Discussion of 2018 Named Executive Officers’ Compensation Program

Base Salary

It is our philosophy that employees should be paid a base salary that we believe is competitive with the salaries paid by comparable organizations. We predicate the base salary on the executive’s ability, experience and past and potential performance and contribution to CVB Financial Corp. and Citizens Business Bank. In addition, we determined the base salary range, in part, by periodically benchmarking our executives’ base salaries against the base salaries for comparable positions at the institutions in our peer group, as discussed above. Our outside compensation consultants and our Human Resources Department gather this information to analyze appropriate salary levels for our NEOs, as well as for all of our other employees. Each year we generally establish a pool for base salary increases and award percentage increases to each employee based on this peer group information plus his or her job performance.

Mr. Myers’ Base Salary. As described above, Mr. Myers’ base salary has been increased from $800,000 to $900,000 under the terms of his 2018 Employment Agreement.

Base Salary of other NEOs. The base salaries of two of our NEOs, Mr. Brager and Mr. Harvey, were each increased in 2018 by $40,000 over 2017 levels, from $335,000 to $375,000; the base salary of Mr. Nicholson was increased in 2018 by $35,000 over the 2017 level, from $315,000 to $350,000; and

Mr. Farnsworth’s base salary was increased in 2018 by $15,000 over the 2017 level, from $285,000 to $300,000. The Compensation Committee believes that the 2018 base salary increases for our NEOs were justified by their significantly increased responsibilities following the growth in the size and complexity of the Company as a result of our merger with Community Bank. In addition, the Compensation Committee believes that these increases place the base salaries of our NEOs at levels that are reasonably consistent with those of executive officers at comparably-sized peer group banks and bank holding companies performing similar functions, based on the benchmarking study conducted by FW Cook in May 2018 as well as other, more recent information and industry surveys available to the Committee.

Annual Performance Incentive Compensation and Supplemental Discretionary Bonuses

With respect to the Company’s 2018 fiscal year, the Compensation Committee determined that it was necessary to modify its historical approach to bonus payments due to the impact of the transformative merger with Community Bank that was scheduled to close in the second half of 2018. While, as will be discussed, our historical approach has been to condition payment of 80% of the potential bonus on specific performance metrics, which were typically established in February or March of the performance year, the Compensation Committee, in consultation with our CEO, concluded in March that a different approach would be needed for 2018. While the Company expects the Community Bank merger to bring significant financial benefits to the Company and its shareholders in the longer run, it was impossible in early 2018 to predict with an appropriate degree of precision what the impact of the merger would be on the Company during 2018 or when the merger transaction would actually close. For example, while metrics such as net profit after tax, fee income and non-interest expense, and operating expenses have been and will continue to be key metrics, projecting full year results in March 2018 was unrealistic since it was not possible to predict with the necessary degree of precision what the merger’s impact would be on these variables or the full amount of merger-related expenses that might be incurred during the year. In addition, the Compensation Committee’s view was that it might be potentially counterproductive to implement a bonus plan that was overly focused on specific metrics for 2018, in that it might detract from what the Compensation Committee considered the key executive priority for 2018, which was focusing on the actions best designed to produce a successful merger, including in particular, the many post-merger steps necessary to successfully integrate Community Bank’s assets, employees, customers and technology into the Company.

Since, as will be seen, the Compensation Committee concluded that the 2018 bonus plan should continue to utilize the fundamental concepts used in setting bonuses in 2017, and the 2019 bonus plan has returned to our traditional metrics-based approach built upon those same fundamental concepts, we believe it is helpful to describe the elements of our 2017 bonus plan before describing the temporary approach the Committee considered necessary in 2018.

The 2017 Bonus Plan. In 2017 the Compensation Committee used a combination of financial metrics and individual goals to develop an annual incentive program and bonus program for each NEO, which were calibrated to focus each NEO on the drivers of Company growth and elements of risk management over which we believe the respective NEO could have the greatest influence. Each NEO was eligible for an annual cash incentive compensation payment and an annual cash supplemental bonus payment.

With respect to the annual cash incentive compensation payment, the CEO could earn from 0% to 120% of his base salary, and our other four NEOs could earn from 0% to 60% of their respective base salaries, depending on the achievement of specific financial metrics. The metrics balanced current profitability with long-term stability and prudent risk management. The NEOs other than the CEO could earn from 0% (in the case of performance below threshold levels) up to 60% (for superior performance) of their respective base salaries as performance incentive awards, whereas our CEO could earn from 0% (in the case of performance below threshold levels) up to 120% of his base salary as a performance incentive award.

With respect to the annual discretionary bonus compensation, the CEO could earn from 0% to 30% of his base salary, and our other four NEOs could earn from 0% to 20% of their respective base salaries, depending on subjective and qualitative performance measures that the Committee believed were appropriate for the applicable position. The Compensation Committee believed this bonus opportunity was important to (i) incentivize our NEOs to exercise their general management and teamwork skills as well as (ii) harmonize the application of this evaluative factor across each of our NEOs’ respective compensation programs.

For 2017, the specific performance measures for our NEOs, and the percentage of each NEO’s bonus opportunity attributable to each measure, are set forth in the table below (some of the details from the 2017 table are omitted, but may be found by examining our 2018 proxy statement). Each performance measure received a weighting between 5% and 50%. In the case of all our NEOs, a high degree of weighting (40% or 50%, depending on the officer) was assigned to the net profit after tax measure, because the Compensation Committee believed this measure best incentivized current-year profitability, which in turn is a major component of shareholder value.

2017 TABLE OF PERFORMANCE MEASURES AND THE PERCENTAGE EACH MEASURE WAS OF A NAMED EXECUTIVE OFFICER’S INCENTIVE AWARD OPPORTUNITY

	Myers	Nicholson	Brager	Farnsworth	Harvey

Performance Measures	Percentage of Aggregate Incentive Award Opportunity

Net Profit After Tax (CVBF)	50%	50%	40%	40%	40%

Average Demand Deposits	15%	15%	15%	0%	20%

Average Total Loans (Net)	20%	10%	35%	35%	0%

Fee Income and Noninterest Income	5%	5%	5%	0%	10%

Operating Expenses	10%	20%	5%	5%	30%

Delinquencies (Quarterly Average)	0%	0%	0%	5%	0%

Non-Performing Loan + REO/Total Loans (Quarterly Average)	0%	0%	0%	15%	0%

Total bonus opportunity under EIP	100%	100%	100%	100%	100%

For each performance measure, we established three business performance achievement levels (Threshold-Level 1, Target-Level 2 and Maximum-Level 3) to determine the performance bonus amounts for which the NEO would be eligible. The business performance achievement levels for Mr. Myers, as a percentage of his base salary, were set at Level 1 — 60%, Level 2 — 80% and Level 3 — 120%. The business performance achievement levels for each of the other NEOs, as a percentage of their respective base salaries, were set at Level 1 — 20%, Level 2 — 40% and Level 3 — 60%. Based on the percentage weighting assigned to the applicable performance measure, a fixed dollar amount of performance award was determined by multiplying the associated business achievement level by the corresponding payout percentage and then multiplied by the executive’s base salary to calculate the total amount of the applicable NEO’s performance award under our Executive Incentive Plan. There was no interpolation between bonus levels — if a performance measure achievement was better than Level 1, but less than Level 2, only the Level 1 percentage was paid. Based on our historical performance, we believed that, while challenging, each of the business performance measures at the Target level (Level 2) was achievable for 2017.

For example, here is an illustration of how the performance award payments would be calculated for a NEO other than the CEO if the metric in question (net profit after tax) represented 40% of the incentive opportunity and performance was at Level 2 or above but below Level 3. In this case, the performance award for this metric would equal (1) the NEO’s base salary times (2) 40% (the incentive weighting) times (3) 40% (the payout percentage corresponding to Level 2 performance), resulting in a payout equal to 16% of base salary for this metric. The CEO’s calculation would be similar except that, because his incentive weighting for the net profit after tax metric was 50% instead of 40% and his Level 2 payout was 80%, rather than 40%, his payout would be equal to 40% of base salary for this same metric.

As noted above, the discretionary bonus component for each of our NEOs ranged from 0% to 30% of base salary for our CEO and from 0% to 20% of base salary for our other four NEOs. Depending on the specific NEO, the Compensation Committee took into consideration the factors considered most relevant to his job. The CEO evaluated the individual job performance of the NEOs (other than himself) and made recommendations regarding their achievement levels to the Compensation Committee, which determined the amount of each NEO’s discretionary bonus. The Compensation Committee evaluated the CEO’s individual job performance and determined his discretionary bonus award.

2018 Executive Officer Incentive and Bonus Compensation. As previously noted, the Compensation Committee, in consultation with the CEO, determined in March 2018 that the uncertainties associated with the pending Community Bank merger made it impossible to set precise metrics with respect to 2018 financial performance. Both the Compensation Committee and the CEO continued to believe, however, that examination of performance with respect to the concepts underlying these metrics would remain an important part of determining our NEO bonuses payable for 2018.

Subsequent to the closing of the Community Bank merger, the Compensation Committee determined that the motivation and evaluation of the NEOs would be improved if a grid were established with respect to payout of the 2018 bonuses that was patterned after our 2017 bonus plan. As a result, a 2018 Performance Compensation Plan was adopted by the Compensation Committee with the following table:

2018 TABLE OF PERFORMANCE MEASURES AND THE PERCENTAGE THAT EACH MEASURE IS OF A NAMED EXECUTIVE OFFICER’S INCENTIVE AWARD OPPORTUNITY

	Myers	Nicholson	Brager	Farnsworth	Harvey

Performance Measures	Percentage of Aggregate Incentive Award Opportunity

Profit and Expense Metrics(1)(2)	40%	40%	40%	30%	30%

Execution/Negotiation of Community Bank Acquisition	20%	20%	20%	20%	30%

Loan Growth and Retention	10%		20%	20%

Deposit Growth and Retention	10%		20%

Loan Quality/Loan Delinquencies				20%

Human Resource and Benefit Oversight		20%

Project and Initiative Management		20%		10%

Cyber Security/Technology/Fraud Prevention					20%

Corporate Real Estate/Facilities Management					20%

Other Job Performance	20%

Total bonus opportunity under EIP	100%	100%	100%	100%	100%

(1)	Includes Earnings per Share, ROA, ROE, Return on Average Tangible Common Equity, Net Interest Margin, Efficiency Ratio and Net Interest Expense as a percentage of Average Assets.
(2)	All financial metrics to be evaluated took into consideration the impact of acquisition-related expenses in connection with the Community Bank merger.

As may be seen by examining the foregoing table, the bonus opportunity was built upon the structure utilized in 2017, but modified in ways that the Compensation Committee considered appropriate to take into account the special circumstances that prevailed in 2018. For example, the Compensation

Committee determined that, while all executives should have a portion of their bonuses based on an overall financial metric (“Profit and Expense Metrics”), which was once again given the highest weighting, it was also considered necessary to have a higher number of secondary metrics (9 in 2018, instead of 6 in 2017) to take into account the additional priorities and complexities raised by the Community Bank merger. Similarly, instead of one key financial metric, which was net profit after tax in 2017, the Compensation Committee determined it was more appropriate to examine numerous financial metrics for 2018, and it determined that the score for “Profit and Expense Metrics” would be determined by looking at EPS, ROA, ROA, ROATCE, net interest margin, and net interest expense as a percentage of average assets, and that these metrics would be evaluated both with and without taking into account acquisition-related expenses.

As was the case in 2017, each measure applicable to our NEO bonuses for 2018 was to be assigned a rating of Level 1, Level 2 or Level 3, corresponding to satisfactory, good or excellent results. The values associated with Level 1, 2, and 3 ratings remained the same for NEOs other than the CEO; for example, a Level 2 rating continued to correspond to a 40% payout. So, if Profit and Expense Metrics represented 30% of an executive’s bonus opportunity, Level 2 performance would result in a payment of 12% of base salary (a 40% payout times a 30% bonus opportunity). As was the case for 2017, each NEO other than the CEO was also eligible to receive an entirely qualitative and subjective bonus (the particular criteria will be described below) of up to 20% of his base salary.

With respect to our CEO, the same general approach was used with the one exception that the applicable qualitative and subjective bonus criteria was established for the CEO as one of the five core factors (e.g., “other job performance”) set forth in his performance compensation plan, and his entire bonus was based on performance against the five measures set forth above. Accordingly, Level 1 performance was set at 75%, Level 2 at 100%, and Level 3 at 150%, resulting in the same maximum bonus potential (150% of base salary) as was the case in 2017.

With regard to certain of the metrics set forth in the table above, it should be noted that different NEOs could have different scores with respect to the same metric, unlike the 2017 plan. For example, for two of our NEO’s, one of their metrics was “Project and Initiative Management.” We believe that different scores are appropriate for this metric since it was intended to focus on the specific project-related objectives in the area of responsibility for which the NEO was in charge.

The Compensation Committee concluded that the 2018 bonus structure was the best approach available to address the inherent uncertainties created by the Community Bank merger. While retaining the broad approach of the 2017 bonus plan, it allowed the Compensation Committee to customize the specific criteria to track some of the key concerns facing the NEOs in 2018 without attempting to achieve an unrealistic precision. Moreover, retaining the overall architecture was important to the Compensation Committee because of its signal to the NEOs that the Compensation Committee intended to return to setting financial metrics at the outset of the 2019 performance period as soon as practicable.

In February 2019 the Compensation Committee met to evaluate performance against the criteria set forth in the foregoing table. The resulting scores with respect to each of the criteria set forth above are discussed below as part of the bonus discussion with respect to each executive.

Lastly, for our four NEOs other than our CEO, the CEO recommended, and the Compensation Committee approved, a special supplemental bonus for each executive which was awarded in recognition of the special efforts made by such executive to competently manage his respective area of responsibility, while at the same time helping to orchestrate and implement critical components of the Community Bank merger transaction. The CEO and Compensation Committee believed that it was important to separately reward these NEOs for the extraordinary demands put upon them by the merger, particularly in view of the overall importance of ensuring that our executives remained focused over an extended period of time on both their core areas of responsibility and the opportunities presented by the Community Bank merger. The amounts of these special supplemental bonuses for these NEOs, for which our CEO was not eligible, ranged from 5% to 23% of the applicable NEO’s base salary.

Mr. Myers’ Bonus. Mr. Myers’ 2018 Employment Agreement provides for a range of annual incentive and bonus compensation from zero to 150% of Mr. Myers’ base salary, with a target incentive and bonus opportunity of 100% of Mr. Myers’ base salary. The base salary amount against which these percentages were calculated was the base salary in effect for Mr. Myers as of March 1, 2018, which was $800,000.

As noted above, this target level of incentive and bonus opportunity of 100% base salary was allocated among five factors as follows: (1) profit and expense metrics (40%), (2) execution and negotiation of the Community Bank acquisition (20%), (3) loan growth and retention (10%), (4) deposit growth and retention (10%) and (5) other job performance criteria (20%). In order to adequately compensate Mr. Myers in recognition of his overall responsibilities, including supervision of all our other executive officers, and to further incentivize him to meet his designated performance targets, Mr. Myers’ potential incentive and bonus compensation levels are set at higher percentages than those of the other NEOs.

With respect to his plan’s specific performance criteria, Mr. Myers achieved Level 3 performance (150% of the allocated weight) for profit and expense metrics and execution and negotiation of the Community Bank acquisition. Mr. Myers achieved Level 2 performance (100% of the allocated weight) for loan growth and retention and for deposit growth and retention.

In evaluating the forgoing criteria for Mr. Myers, the Compensation Committee considered CVB Financial Corp.’s performance in each of the enumerated areas for 2018. With respect to profit metrics, Mr. Myers led the Company to a year of exceptional performance, with reported net income for the 2018 fiscal year at an all-time high of $152.0 million, and annualized return on average equity and return on average assets of 11.0% and 1.60%, respectively, both of which represented improvement from strong comparable returns in 2017. With respect to expense measures, the Company’s efficiency ratio increased only marginally in 2018 compared to 2017, to 45.83% from 43.84%, notwithstanding the Community Bank acquisition, and this ratio actually decreased year over year, to 41.66% from 43.14%, if acquisition expenses are excluded in both years. Likewise, the Compensation Committee believed that Mr. Myers’ leadership in negotiating and executing upon the Company’s merger with Community Bank was exemplary, and was marked by sound project planning, a successful systems conversion, and minimal unplanned attrition of Community Bank customers and key personnel. On the other two financial measures included in Mr. Myers’ performance plan, the Compensation Committee noted that Citizen’s Business Bank’s overall loan portfolio, excluding the effects of the Community Bank acquisition, increased organically by over 4%, while the percentage of Citizens Business Bank’s deposits that are non-interest bearing, which is a critical component of the Bank’s cost of funds, continued to increase in 2018 over 2017.

Mr. Myers’ “other job performance” measure was judged to be “Good” in 2018, which in turn resulted in Mr. Myers’ achieving Level 2 performance on this component of his performance pay plan. In making this determination, the Compensation Committee evaluated a variety of factors, including Mr. Myers’ effectiveness at strategic planning, improving the Company’s competitive position and recruiting and maintaining a high quality management team. In addition, it was specifically noted that Forbes recognized CVB Financial Corp. as one of the top five-ranked banks in the U.S., among the largest 100 banks in asset size, based on Forbes reporting metrics for the 2018 calendar year. Lastly, in 2018, CVB Financial Corp. maintained its impressive record of 167 consecutive quarters of profitability and 117 consecutive quarters of paying a cash dividend.

As a result of this mix of accomplishments, the Compensation Committee awarded Mr. Myers an aggregate cash incentive award and supplemental bonus of $1,040,000 for 2018, which represents a cumulative total of 130% of his base salary in effect as of March 1, 2018.

Mr. Nicholson’s Bonus. Mr. Nicholson’s performance compensation plan for 2018 provides for a range of incentive and bonus compensation from zero to 60% of Mr. Nicholson’s base salary, based on his $315,000 base salary in effect on March 1, 2018.

Mr. Nicholson’s incentive and bonus opportunity was allocated among four factors: (1) profit and expense metrics (40%), (2) execution of the Community Bank acquisition (20%), (3) project and initiative management (20%) and (4) human resource and benefit oversight (20%). In addition, Mr. Nicholson’s incentive and bonus compensation plan provided for a supplemental bonus opportunity ranging from zero to 20% of his March 1, 2018 salary, based on his “overall job performance,” which took into account his specific duties, including management of the Company’s capital and liquidity positions, the quality and accuracy of the Company’s financial reporting, management of CVB Financial Corp.’s investor relations function, and the quality of our finance and accounting group’s support for other divisions of the Company.

With respect to his plan’s performance criteria, Mr. Nicholson achieved the highest bonus level (60% award level) for profit and expense metrics and execution of the Community Bank acquisition. Mr. Nicholson achieved Level 2 performance (40% award level) for project and initiative management, and he achieved Level 1 performance (20% award level) for human resources and benefit oversight. For the component of Mr. Nicholson’s bonus plan based on profit and expense metrics, the Compensation Committee considered the same net income, return on equity, return on assets and efficiency ratio measurements as were utilized in determining Mr. Myers’ performance. Likewise, Mr. Nicholson played a key part in managing the successful acquisition and subsequent integration of Community Bank and its financial assets and liabilities into the Company, including arranging for the prompt liquidation of Community Bank’s substantial securities portfolio. With respect to project management, the Compensation Committee noted significant progress on key initiatives including implementation of changes in accounting principles for currently expected credit losses and a new human resources information system, while the Committee recognized that human resource and benefit oversight was a new area of responsibility for Mr. Nicholson in 2018 and was continuing to evolve and develop as the Company’s employee base has expanded.

Mr. Nicholson’s “overall job performance” rating was judged to be “Good” in 2018, which resulted in Mr. Nicholson’s achieving a 15% award level under the supplemental component of his performance-based bonus plan. The Compensation Committee noted in this regard that Mr. Nicholson was instrumental during 2018 in ensuring that the Company continued to maintain its strong capital ratios and liquidity position, and that the interest rate sensitivity of the Company’s balance sheet continued to operate within approved parameters. In addition, it was recognized that the Company’s financial reporting continued to be sound with no significant discrepancies or control deficiencies having been reported by the Company’s external auditors.

Lastly, Mr. Nicholson received additional bonus compensation in the amount of $51,550 in recognition of his extraordinary efforts during 2018 in managing both his ongoing duties as our Chief Financial Officer as well as critical merger and integration activities related to the Community Bank acquisition.

As a result, the Compensation Committee awarded Mr. Nicholson an aggregate performance award and supplemental bonus of $250,000 for 2018, which represents a cumulative total of approximately 79% of his base salary in effect as of March 1, 2018.

Mr. Brager’s Bonus. Mr. Brager’s performance compensation plan for 2018 provided for a range of incentive and bonus compensation from zero to 60% of Mr. Brager’s base salary, based on his $335,000 base salary in effect on March 1, 2018.

Mr. Brager’s incentive and bonus opportunity was allocated among four factors: (1) profit and expense metrics (40%), (2) execution of the Community Bank acquisition (20%), (3) loan growth and retention (20%) and (4) deposit growth and retention (20%). The performance measures for Mr. Brager were nearly identical to those for Mr. Myers, because Mr. Brager is responsible for the Sales Division, which is a key driver of the Company’s net income, operating expenses, loan generation and deposit gathering. The two differences, as compared to Mr. Myers’ performance measures, were (i) Mr. Brager’s bonus compensation was weighted more heavily towards loan and deposit growth, since Mr. Brager’s job is focused to a much larger extent on increasing Citizens Business Bank’s loan portfolio and deposit franchise, and (ii) Mr. Brager was eligible for a supplemental bonus opportunity, ranging from zero to 20% of his base salary in effect on March 1, 2018, based on his “overall job performance,” the criteria for which are calibrated to the specific duties of his position, including sales calling activities, sales and credit training to ensure proper loan quality, marketing initiatives and business retention.

With respect to his plan’s specific performance criteria, Mr. Brager achieved the highest bonus level (60% award level) for profit and expense metrics and execution of the Community Bank acquisition. Mr. Brager achieved Level 2 performance (40% award level) on both his loan growth and retention and deposit growth and retention measures. In calculating Mr. Brager’s 2018 performance compensation, the Compensation Committee considered essentially the same factors that informed the Committee’s ratings of Mr. Myers on the financial elements of Mr. Myers’ bonus plan, including utilizing the same criteria to evaluate profit and expense metrics, loan growth and retention metrics, and deposit growth and retention metrics, given the fact that the Sales Division for which Mr. Brager is responsible is the largest division of the Company and thus plays a principal part in affecting the Company’s overall business results. With respect to Mr. Brager’s role in helping to execute on the Community Bank acquisition, the Compensation Committee recognized that one of the most important objectives of the merger would be to maximize the retention of Community Bank’s key loan and deposit customers. This in turn would depend to a large extent on Mr. Brager’s efforts to integrate Community Bank’s key relationship management and branch personnel, which efforts the Committee deemed highly successful during 2018.

Mr. Brager’s “overall job performance” rating was judged to be “Good” in 2018, which resulted in Mr. Brager’s achieving the 15% award level under the supplemental component of his performance-based bonus plan. The Compensation Committee noted in this regard that Mr. Brager’s achievements for 2018 took place in the face of a heightened competitive environment for banks in seeking new customers and lending opportunities, while at the same time, he was able to maintain Citizens Business Bank’s focus on high quality borrowers and fundamentally sound credit structures. In addition, it was recognized that, with respect to Citizens Business Bank’s deposit franchise, Mr. Brager was able to maintain the Bank’s industry-leading cost of funds in the face of rising market interest rates.

Lastly, Mr. Brager received an additional component of bonus compensation in the amount of $75,550 in recognition of his extraordinary efforts during 2018 in managing both his extensive duties as the Head of our Sales Division as well as critical merger and integration activities related to the Community Bank acquisition.

As a result of the application of these three components of his bonus compensation, Mr. Brager received an aggregate cash award of $300,000 for 2018, which represents a cumulative total of approximately 90% of his base salary in effect as of March 1, 2018.

Mr. Farnsworth’s Bonus. Mr. Farnsworth’s performance compensation plan for 2018 provided for a range of incentive and bonus compensation from zero to 60% of his salary, based on his $300,000 base salary in effect on March 1, 2018.

Mr. Farnsworth’s incentive and bonus opportunity was allocated among five factors: (1) profit and expense metrics (30%), (2) execution of the Community Bank acquisition (20%), (3) loan growth and retention (20%), (4) loan quality and loan delinquencies (20%) and (5) project and initiative management (10%). For Mr. Farnsworth, the individual performance measures and their respective percentage weightings differed from those applicable to our other NEOs in certain respects. Besides profit and expense metrics, loan growth and retention, and execution of the Community Bank merger, Mr. Farnsworth was also measured on loan quality and loan delinquencies and project and initiative management, as his performance on these factors is considered to support sound credit management in his role as our Chief Credit Officer. In addition, Mr. Farnsworth was also eligible for a supplemental bonus opportunity, ranging from zero to 20% of his base salary in effect on March 1, 2018, based on his “overall job performance,” the criteria for which are calibrated to the specific duties of his position, including fostering a productive partnership between our sales and credit personnel, management of special assets such as troubled loans, and oversight of our loan documentation and servicing functions.

Mr. Farnsworth achieved the highest bonus level (60% award level) for profit and expense metrics, loan quality and loan delinquencies, and execution of the Community Bank acquisition. Mr. Farnsworth achieved Level 2 performance (40% award level) for loan growth and retention, and Level 1 performance (20% award level) for project and initiative management. For the component of Mr. Farnsworth’s bonus plan based on profit and expense metrics, the Compensation Committee considered the same net income, return on equity, return on assets and efficiency ratio measurements as were utilized in determining Mr. Myers’ performance, giving the importance of sound credit management in driving the Company’s overall financial results. With respect to the Company’s loan quality and loan delinquency metrics for 2018, the Compensation Committee noted that the Company’s overall proportion of non-performing assets (defined as nonaccrual loans plus OREO) remained stable for 2018 as compared to 2017, at 0.18% at year-end for both years, notwithstanding the Company’s acquisition of Community Bank’s loan portfolio which contained higher levels of troubled loans as compared to the legacy Citizen’s Business Bank loan portfolio. Indeed, when measured solely against Citizens Business Bank’s pre-acquisition loan portfolio, non-performing assets declined by 47% from year-end 2017 to year-end 2018. The Committee also found that Mr. Farnsworth had taken a leading role, along with a select team of subordinates, in conducting both (i) the Company’s critical evaluation of the loan portfolio and credit profile of Community Bank in connection with the Company’s due diligence of this major acquisition and (ii) the Company’s subsequent, well-ordered integration of the Community Bank loan portfolio into Citizens Business Bank. With respect to project management, the Compensation Committee recognized Mr. Farnsworth’s solid efforts regarding the Company’s required implementation of new accounting standards governing currently expected credit losses, but the Committee believed there was uneven progress in completing the Company’s electronic loan approval and documentation workflow system during 2018.

Mr. Farnsworth’s “overall job performance” rating was judged to be “Satisfactory” in 2018, which resulted in Mr. Farnsworth’s achieving the 10% award level under the supplemental component of his performance-based bonus plan. The Compensation Committee concluded that Mr. Farnsworth had fostered improvement in the Company’s internal sales-credit partnership and had achieved significant recoveries on special assets and loan workouts during 2018. However, the Committee also noted that there were opportunities for improvement in employee retention in the Credit Management Division as well as in staffing levels in the Company’s loan documentation and servicing functions.

Lastly, Mr. Farnsworth received an additional component of bonus compensation in the amount of $13,300 in recognition of his extraordinary efforts during 2018 in managing both his extensive duties as our Chief Credit Officer as well as critical merger and integration activities related to the Community Bank acquisition.

In sum, Mr. Farnsworth received an aggregate cash performance award and additional bonus of $190,000 for 2018, which represents a cumulative total of approximately 67% of his base salary in effect as of March 1, 2018.

Mr. Harvey’s Bonus. Mr. Harvey’s performance compensation plan for 2018 provided for a range of incentive and bonus compensation from zero to 60% of his salary, based on his $335,000 base salary in effect on March 1, 2018.

Mr. Harvey’s incentive and bonus opportunity was allocated among four factors: (1) profit and expense metrics (30%), (2) execution of the Community Bank acquisition (20%), (3) cybersecurity, technology management and fraud prevention at Citizens Business Bank (20%) and (4) management of corporate real estate and facilities (20%). The performance measures for Mr. Harvey differed from those of our other NEOs in certain respects because his bonus compensation is designed to align more closely with Operations Division management, which includes staff recruitment, organizational structure and execution, technology and cyber security initiatives, systems integration, product development and implementation, cost control and project management. In addition, Mr. Harvey was also eligible for a supplemental bonus opportunity, ranging from zero to 20% of his base salary, based on his “overall job performance,” the criteria for which are likewise calibrated to the specific duties of his position, including project management, contract negotiations with major vendors, and improving the Company’s efficiency and operations resources.

With respect to his plan’s specific performance criteria, Mr. Harvey achieved the highest incentive performance level (60% award level) for profit and expense metrics and for execution of the Community Bank acquisition. Mr. Harvey achieved Level 2 performance (40% award level) for cybersecurity, technology management and fraud prevention and for management of our corporate real estate and facilities. In calculating Mr. Harvey’s 2018 performance compensation, the Compensation Committee considered the same net income, return on equity, return on assets and efficiency ratio measurements, with respect to evaluating the profit and expense metrics component of Mr. Harvey’s bonus plan, as were utilized for the Company’s other NEOs, including Mr. Myers. The Committee believed this approach was appropriate in view of the pervasive impact of Mr. Harvey’s Operations Division on the financial performance and efficiency of the Company’s principal business units and corporate functions. With respect to Mr. Harvey’s level of execution on the Community Bank acquisition, the Compensation Committee recognized his Division’s outstanding performance on the Company’s critical initiative to effectuate the orderly conversion and integration of the respective banking platforms, applications and systems of Community Bank with those of Citizens Business Bank following the closing of the merger. The Compensation Committee also noted that, in the areas of cybersecurity, technology management and fraud prevention, Mr. Harvey had continued to develop and maintain the Company’s defenses against data security breaches and fraud losses, and that the Company had experienced no material incidents in either area during 2018. With respect to corporate real estate and facilities, the Compensation Committee commended Mr. Harvey for orchestrating the disposition of outmoded bank-owned properties, the build-out of improved replacement branches in the cities of Brea and Fresno, and the defeasance of a major portion of the remaining lease obligations on the former office headquarters of Community Bank.

Mr. Harvey’s “overall job performance” rating was judged to be “Good” in 2018, which resulted in Mr. Harvey’s achieving the 15% award level under the supplemental component of his performance-based bonus plan. The Compensation Committee recognized that, during 2018, Mr. Harvey had, among other things, supervised the relocation and rebuilding of the Company’s back-up data center, the development of a robust project management office, and ongoing renegotiations and expense reductions with respect to a number of the Company’s key vendor contracts.

Lastly, Mr. Harvey received an additional component of bonus compensation in the amount of $50,550 in recognition of his extraordinary efforts during 2018 in managing both his extensive duties as our Chief Operations Officer as well as critical merger and integration activities related to the Community Bank acquisition.

As a result of the application of these three components of his bonus compensation, the Compensation Committee awarded Mr. Harvey an aggregate cash award of $275,000 for 2018, which represents a cumulative total of approximately 82% of his base salary in effect as of March 1, 2018.

Equity-Based Compensation

Our 2018 Equity Incentive Plan (“2018 Equity Incentive Plan”) was approved by our shareholders at our annual meeting on May 23, 2018 and became effective on that date. The 2018 Equity Incentive Plan authorizes the grant of awards relating to up to nine (9) million shares of CVB Financial Corp.’s common stock, and is administered by our Compensation Committee, which is comprised of all eight of our non-employee directors.

Our 2018 Equity Incentive Plan provides the Compensation Committee with the authority to grant a variety of types of equity awards, which include incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units and other types of stock-based awards. No individual participant may be granted any stock options, stock appreciation rights, performance-based restricted stock, restricted stock units or other stock-based awards under our 2018 Equity Incentive Plan during any calendar year relating in the aggregate to more than 500,000 shares of our common stock.

The Compensation Committee determines the types of awards to be granted from among those provided under the 2018 Equity Incentive Plan and the terms of such awards, including the number of shares of our common stock underlying the awards; restriction and vesting requirements, which may be time-based vesting or vesting upon satisfaction of performance goals and/or other conditions; the exercise price for options and stock appreciation rights, which may not be less than 100% of the fair market value of a share on the grant date; and, where applicable, the expiration date of awards, which may not be more than 10 years after the grant date. In addition, without the prior approval of our shareholders, options and other awards granted under the 2018 Equity Incentive Plan may not be repriced, replaced or amended to reduce the exercise price.

Our 2008 Equity Incentive Plan (“2008 Equity Incentive Plan”) was adopted by our shareholders at our annual meeting on May 21, 2008 and expired on April 11, 2018 at the end of its ten-year term. However, while no new equity incentive awards may be issued under the 2008 Equity Incentive Plan, it continues to govern the terms of all equity incentive awards issued during its effective term, many of which currently remain outstanding. As in the case of our 2018 Equity Incentive Plan, the Compensation Committee is authorized to continue to administer our 2008 Equity Incentive Plan with respect to equity incentive awards which were issued and remain in force under its provisions.

For our 2018 fiscal year, any equity awards made by the Compensation Committee prior to April 11, 2018 were issued pursuant to the terms of our 2008 Equity Incentive Plan, whereas any equity awards made by the Compensation Committee after that date were issued pursuant to the terms of our 2018 Equity Incentive Plan. In determining the number and mix of incentive awards to be awarded, the Compensation Committee considers (i) the number of incentive awards previously granted to an executive officer, (ii) its own analysis of that executive’s contribution to CVB Financial Corp., including an assessment of the executive’s responsibilities and performance, (iii) whether the terms of the award would support the achievement of the Company’s strategic or financial goals, (iv) the number of incentive awards granted to executives with similar responsibilities at our peer group banks and bank holding companies, and (v) the projected percentage such incentive compensation would constitute of each executive’s overall compensation.

The Compensation Committee’s goal is generally to utilize an appropriate mix of stock options, restricted stock and both time-base and performance-based restricted stock units, and to take into account the degree to which grants of particular types of awards will incentivize the Company’s executives to accomplish important corporate objectives. For example, when the Compensation Committee believes granting restricted stock instead of stock options would serve as a more effective incentive tool, it may choose to grant restricted stock. In addition, the Compensation Committee takes into account, with respect to the type of award under consideration the compensation expense and potential share dilution factor associated with each form of equity incentive compensation.

Options, restricted stock and restricted stock units may be awarded to key employees periodically, as decided by the Compensation Committee. The Compensation Committee has concluded that for eligible employees other than the CEO a twelve or eighteen month cycle for awards is an appropriate interval for making grants based on (i) prevailing practices for the grant of awards at competitor financial institutions in the peer group described above in the section of this proxy statement on “Peer Group Considerations and the Compensation Consultant,” (ii) the Compensation Committee’s desire to enhance the reward and retention elements of CVB Financial Corp.’s equity incentive program, and (iii) the Compensation Committee’s desire to achieve a level of award value that would more precisely track the average price of CVB Financial Corp. stock over a given period.

In addition, on occasion, we issue stock options, restricted stock or restricted stock units on dates outside our normal award cycle. This may be done in conjunction with the hiring of an individual manager, renewal of an employment contract or as a special incentive. On each occasion, the Compensation Committee is responsible for determining the amount and terms of these awards.

The exercise price for options is always the closing market price of CVB Financial Corp.’s stock as of the close of business on the date of the grant.

Equity Compensation for Mr. Myers. As previously described in detail above (see “Employment Agreement with President and Chief Executive Officer”), on September 12, 2018, Mr. Myers was granted 100,000 stock options, 105,000 Time RSUs, and 105,000 Performance RSUs. The grant value for the RSUs and the exercise price for the stock options was $23.75 per share, which was the closing price of CVB Financial Corp.’s stock on September 12, 2018. These grants were made pursuant to the terms of our 2018 Equity Incentive Plan.

Equity Compensation for other NEOs. On September 19, 2018, Messrs. Brager and Harvey each received a grant of restricted stock in the amount of 15,000 shares, Mr. Nicholson received a grant of restricted stock in the amount of 12,000 shares, and Mr. Farnsworth received a grant of restricted stock in the amount of 6,000 shares. These equity grants to these four NEOs vest in equal increments on the anniversary dates of the grant date in each of the next three years during their employment with the Company. The grant value for these restricted stock awards was $23.62 per share, which was the closing price of CVB Financial Corp.’s stock on September 19, 2018. All these grants were made pursuant to the terms of our 2018 Equity Incentive Plan.

Policy on Hedging of Company Equity Securities by Directors, Officers and Employees

The Company has adopted an “Insider Trading Policy” governing transactions in CVB Financial Corp. equity securities by officers, directors, employees and consultants of the Company, which Policy was most recently re-approved by our Board of Directors on December 20, 2017. In addition to the Policy’s general prohibitions on insider trading in violation of applicable federal law, this Policy contains a more specific set of restrictions which apply to any of our directors, NEOs and certain other officers whom the Company has designated as restricted persons due to their positions with the Company or their access to material non-public information regarding the Company (collectively, “Restricted Persons”). Under this Policy, our Restricted Persons are prohibited from engaging in specified types of transactions involving the Company’s equity securities, including any trading on a short-term basis (i.e., purchases and sales within a six-month period), short-selling or buying or selling options (including the trading of puts, calls or other market derivatives). Other forms of hedging or monetization transactions, such as equity swaps, zero-cost collars and forward sale contracts, which would allow the Restricted Person to continue to own the affected equity security, but without the full risks and rewards of outright ownership, are discouraged under the Policy, because such Restricted Person may no longer have the same incentives as the Company’s other shareholders, and accordingly, any Restricted Person wishing to enter into such a transaction is required to provide a detailed justification and to pre-clear the transaction with our General Counsel. Likewise, the pledge or placement in a margin account of any equity securities of the Company owned by a Restricted Person requires written justification and pre-clearance with our General Counsel. Pre-planned stock trading programs that otherwise satisfy the requirements of Securities and Exchange Commission Rule 10b5-1 and the terms of our Policy are generally permitted. As of the date of this proxy statement, no hedging transactions by Restricted Persons have been approved within the prior fiscal year or the current year.

Retirement Plans

The CVB Financial Corp. 401(k)/Profit Sharing Plan primarily provides retirement benefits to all eligible employees, including our named executive officers. It also has death and disability benefit features.

All eligible employees receive a Qualified Non-Elective Contribution to the 401(k) portion of the Plan each year, which is immediately vested. Annual Qualified Non-Elective Contributions are made solely by CVB Financial Corp. These contributions are provided to eligible 401(k) Plan participants. For 2018, CVB Financial Corp. contributed 3% of total eligible employee base salary and bonus (which eligible amount for any employee was a maximum of $275,000 in 2018) in the form of a Qualified Non-Elective Contribution, resulting in contributions of $8,250 to each of our NEOs.

For our Profit Sharing Plan, employees become eligible upon completing at least one year of employment and having at least 1,000 hours of service in the applicable calendar year. Profit Sharing Plan participants become fully vested in amounts contributed upon reaching six years of service. Contributions to the Profit Sharing Plan are made by CVB Financial Corp. at the discretion of the Board of Directors. For 2018, CVB Financial Corp. contributed 2% of total eligible employee base salary and bonus to our Profit Sharing Plan, resulting in contributions of $5,500 to each of our NEOs.

Deferred Compensation Program

A separate deferred compensation plan for our President and CEO allows him to elect to defer compensation to be paid in a year later than the year in which it is earned. The Compensation Committee has the discretion to contribute additional amounts to Christopher D. Myers’ deferred compensation plan. CVB Financial Corp. has guaranteed Mr. Myers a fixed annual rate of return on the balance in his deferred compensation accounts of 6% or a rate equal to the sum of the Treasury Bond Rate (as defined under the plan) plus 2% to the extent, if any, that it exceeds the fixed rate of 6%. The Compensation Committee agreed to this rate of return when Mr. Myers was initially hired in 2006 in order to induce him to join CVB Financial Corp.

We also have a broader based deferred compensation program for certain other senior employees, including the other four NEOs and our directors. There is no guaranteed rate of earnings on this broader deferred compensation program. These programs allow the NEOs, directors and other program participants to realize certain tax deferral benefits for compensation that they otherwise earn, as permitted by the applicable deferred compensation plan.

Health and Welfare Benefits

Health and welfare benefits are an additional part of our compensation package. We offer our employees a full range of medical, dental, vision, life and long-term disability coverage. All employees, including our NEOs, pay approximately 25% of the costs, while the Company pays the remaining 75%. We believe these benefits are comparable to those offered to employees by our peer group banks and financial institutions.

Change in Control Agreements and Severance Arrangements

To ensure the continuity of management in the event of a change in control of the Company, each of our current NEOs, other than our CEO, has entered into a Severance Compensation Agreement with change in control features. Our CEO has specific change in control features in his employment agreement. Additional information regarding the specific change in control arrangements for our NEOs is set forth in the section of this proxy statement on “Potential Payments Upon Termination or Change in Control.”

In order to receive cash severance benefits under the change in control provisions of the agreements with our NEOs, both of the following events must occur: (x) there must be a change in control of CVB Financial Corp. or Citizens Business Bank, and (y) either the executive’s employment is terminated by the Company or its successor entity within a specified period prior to or within one year following the occurrence of the change in control, or the executive resigns his employment for good reason within one year following the occurrence of the change in control.

Under the terms of both Mr. Myers’ 2018 Employment Agreement and the respective Severance Compensation Agreements applicable to our four other NEOs, (i) “change in control” is generally defined as a person or group action that changes more than 50% of the stock ownership or voting power of the Company, a majority of the membership of our Board of Directors, or the ownership of more than 50% of the gross fair market value of the assets of Citizens Business Bank, and (ii) “good reason” is generally defined as a reduction or diminution of the executive’s base salary, benefits, title, authority, duties or responsibilities, or a forced relocation of more than 50 miles.

The Compensation Committee believes that this “double trigger” change in control severance compensation arrangement for Mr. Myers and our other four NEOs helps to strike the right balance between facilitating continuity of management and ensuring successful integration in the event of a change in control, on the one hand, and allowing each NEO some degree of protection by enabling the named executive to be appropriately compensated if the successor company decides to terminate the NEO or otherwise materially change the conditions of the NEO’s employment, on the other hand.

Additionally, under the Company’s 2018 Equity Incentive Plan and 2008 Equity Incentive Plan, and Mr. Myers’ 2018 Employment Agreement, all outstanding unvested stock options or restricted stock would accelerate upon the occurrence of a change in control, whether or not the named executive officer is terminated or resigns for good reason.

Tax Deductibility and Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to our NEOs in any fiscal year to $1 million per individual. For our fiscal year 2018 and later fiscal years, this limitation applies to compensation paid to or with respect to anyone who had been an NEO in fiscal year 2017 or any later fiscal year, even if the individual is not an NEO in the year for which deduction would be taken. Prior to 2018, this deduction limitation did not apply to compensation that met certain requirements to be considered performance-based. As a result of amendments made to Section 162(m) by the Tax Cuts and Jobs Act of 2017, performance-based compensation is now included in compensation subject to the $1 million annual deduction limitation, subject to certain exceptions for performance-based compensation granted before November 3, 2017. At present, the California Revenue and Taxation Code has not been conformed to the recent amendments to Section 162(m), so that, unless and until the California law also is changed, performance-based compensation may continue to be deductible in determining the Company’s California franchise tax liability without regard to the $1 million limitation. For this reason, the Compensation Committee may continue to provide performance-based compensation that meets the pre-amendment requirements of Section 162(m).

The Company’s annual incentive compensation plans for our NEOs had been designed generally to satisfy the exception for performance-based compensation prior to the recent tax law change. The Company’s current Executive Incentive Plan was approved by our shareholders at our annual meeting in 2015, so as to meet the requirement that the material terms of a performance-based compensation plan be disclosed to and approved by our shareholders. In order to maintain deductibility of performance-based compensation under the California tax law counterpart to Section 162(m), the performance criteria of the Executive Incentive Plan would need to be re-approved by our shareholders every five years.

As described in detail above (see “Annual Performance Incentive Compensation and Supplemental Discretionary Bonuses”), due to the Company’s transformative merger with Community Bank on August 10, 2018, the Compensation Committee departed from setting specific, objective performance criteria for 2018 annual incentive compensation under the Executive Incentive Plan, which has been our historical practice. As a result, such bonuses are not exempt from the $1 million deduction limitation for performance-based compensation, which remained in effect for 2018 under California tax law.

Stock options granted under our 2008 Equity Incentive Plan were intended to qualify as performance-based compensation that is exempt from the deduction limitation under Section 162(m), and we believe that our stock options granted on or before November 2, 2017, and not modified thereafter, will continue to so qualify. However, as a result of the recent tax law change, income recognized in 2018 and later years on exercise of options granted after November 2, 2017, will not be exempt from the Section 162(m) federal tax deduction limitation. Stock options, stock appreciation rights and other performance awards granted under our 2018 Equity Incentive Plan may qualify as performance-based for California tax deduction purposes, so that income recognized on exercise of such stock options may continue to be exempt from the deduction limitation under current California tax law.

The Compensation Committee believes that shareholder interests are best served if it has discretion and flexibility to award compensation to our executives that is not performance-based for tax deduction purposes and that is not restricted to $1 million annually, even though some compensation awards may result in non-deductible compensation expenses. Therefore, the Compensation Committee has approved bonus compensation and equity grants for our NEOs that may not be fully deductible because of Section 162(m) requirements and may approve other compensation that is not deductible for income tax purposes.

The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to maintain our ability to attract and retain key executives while taking into account the deductibility of compensation programs. The Compensation Committee has retained the flexibility, however, to pay compensation which is not deductible for tax purposes because it believes that doing so permits it to take into consideration factors that are consistent with good corporate governance and the best interests of our shareholders.

Discussion of Compensation Policies and Practices Related to Risk Management

The Compensation Committee noted that, while CVB Financial Corp.’s bonus compensation programs reward employees, including senior executives, based in part on their business line performance and the achievement of certain performance objectives, specifically profit and expense metrics, loan growth and retention, and deposit growth and retention, which presented the potential for excessive risk taking, CVB Financial Corp. also has a practice of paying long-term compensation as a significant portion of total compensation and an emphasis on overall performance in making bonus compensation decisions. Additionally, the Compensation Committee found that CVB Financial Corp., through the monitoring of its Audit Committee and the Risk Management Committee of Citizens Business Bank, has appropriate compliance, internal control, and disclosure review and reporting programs, including regular review by the Loan Committee of both underwriting standards and Citizens Business Bank’s major banking relationships.

Further, Citizen Business Bank’s Chief Risk Officer actively oversees the Company’s compliance with the requirements of the Risk Management Policy and Program, acts as chair of the management-level Compliance Committee at Citizens Business Bank, and is in regular contact with the foregoing Board committees to address material risks. Finally, we believe that CVB Financial Corp.’s stock ownership guidelines and the prohibition on, and right to discipline employees and/or “claw back” bonus payments for, manipulating financial statements or business goals for compensation purposes in accordance with our Code of Ethics, also contribute to mitigating any risks associated with compensation incentives. Ultimately, the Compensation Committee has determined that the foregoing measures provided adequate safeguards that should either prevent or discourage excessive risk taking.

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof, and irrespective of any general incorporation language in any such filings, except to the extent we specifically incorporate this Report by reference.

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
Raymond V. O’Brien III (Chair)	Anna Kan
George A. Borba, Jr	Marshall V. Laitsch
Stephen A. Del Guercio	Kristina M. Leslie
Rodrigo Guerra, Jr.	Hal W. Oswalt

Summary of Compensation

The following table sets forth the compensation awarded to, earned by or paid for services and received by our NEOs for the last three fiscal years ended December 31, 2018, 2017 and 2016 (or such shorter periods of time as such executives have been serving us as NEOs).

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)(4)(5)	Stock Awards ($)(6)(7)	Option Awards ($)(6)(7)	Non- Equity Executive Incentive Plan Comp. ($)(8)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)(9)	All Other Comp. ($)(10)	Total ($)

Christopher D. Myers	2018	828,462	160,000	4,987,500	506,740	880,000	253,801	77,508	7,694,011

President and CEO of the Company and the Bank	2017	800,000	160,000	—	—	800,000	252,891	68,748	2,081,639
	2016	800,000	240,000	—	—	580,000	169,726	68,759	1,858,485

E. Allen Nicholson(1)	2018	324,423	98,800	283,440	—	151,200	—	49,480	907,343

EVP, Chief Financial Officer of the Company and the Bank	2017	313,461	43,400	114,450	—	161,200	—	47,418	679,929
	2016	180,833	125,271	249,300	58,865	49,729	—	18,883	682,881

David A. Brager	2018	345,769	125,800	354,300	—	174,200	—	63,967	1,064,036

EVP, Sales Division Manager of the Bank	2017	331,923	52,000	171,675	—	136,500	—	66,004	758,102
	2016	325,000	48,750	261,600	—	105,625	—	62,935	803,910

David F. Farnsworth(1)	2018	289,038	41,800	141,720	—	148,200	—	56,130	676,888

EVP, Chief Credit Officer of the Bank	2017	285,000	11,400	—	—	114,000	—	43,537	453,937
	2016	129,262	81,463	170,300	58,719	45,242	—	12,548	497,534

David C. Harvey	2018	345,769	100,800	354,300	—	174,200	—	66,069	1,041,138

EVP, Chief Operations Officer of the Bank	2017	331,923	45,500	114,450	—	175,500	—	70,349	737,722
	2016	325,000	48,750	261,600	—	97,500	—	65,296	798,146

(1)	Mr. Nicholson and Mr. Farnsworth commenced their employment with the Company on June 1, 2016 and July 18, 2016, respectively, so their compensation figures for 2016 reflect partial-year numbers.
(2)

These are the annual salaries paid to our NEOs for each of the years indicated. However, the annual salaries for Messrs. Nicholson, Brager and Harvey for 2017, and the annual salaries for all our NEOs for 2018, reflect their cumulative actual pay for the year in question, due to mid-year increases in base salary received by the affected NEOs during those two years. For 2018, Mr. Myers’ base salary increased from $800,000 to $900,000 on September 12, 2018, whereas on September 15, 2018, Mr. Brager’s and Mr. Harvey’s respective base salaries increased from $335,000 to $375,000, Mr. Nicholson’s base salary increased from $315,000 to $350,000, and Mr. Farnsworth’s base salary increased from $285,000 to $300,000.

(3)

The amounts shown in column (d) for 2018 reflect the cash award made to Mr. Myers under the “other job performance” component of his 2018 Performance Compensation Plan, whereas the amounts shown in column (d) for 2018 for Messrs. Nicholson, Brager, Farnsworth and Harvey, respectively, reflect both their supplemental bonuses related to “overall job performance” and their special supplemental bonuses related to recognizing their extraordinary efforts in 2018 in connection with the Community Bank acquisition. Further information is provided above in the section of this proxy statement on “2018 Executive Officer Incentive and Bonus Compensation.”

(4)	The amounts shown in column (d) for 2017 reflect the cash bonus compensation awards paid to Messrs. Myers, Nicholson, Brager, Farnsworth and Harvey under their respective Supplemental Bonus Plans.

(5)

The amounts shown in column (d) for 2016 reflect the discretionary bonus compensation component paid to each of our NEOs with respect to their “overall job performance” under their respective combined incentive and bonus compensation plans in effect for 2016. Included in the cash bonus awards paid to Messrs. Nicholson and Farnsworth for 2016 were signing bonuses in the amount of $75,000 each, and Mr. Nicholson was guaranteed minimum aggregate incentive compensation and bonus in the amount of $100,000 for 2016, so that Mr. Nicholson’s bonus for 2016 shown in column (d) includes the excess of Mr. Nicholson’s guaranteed bonus ($50,271) over the pro-rated amount awarded to him under his 2016 performance incentive compensation plan (which was $49,729 as set forth in column (g) above).

(6)

Stock options, time-vesting restricted stock units (“Time RSUs”) and performance-based restricted stock units (“Performance RSUs”) were granted to Mr. Myers in connection with the renewal of his 2014 Employment Agreement with the Company in 2018, which are intended to cover the three-year term of his 2018 Employment Agreement. These stock options, Time RSUs and Performance RSUs are described above in the section of this proxy statement on “Employment Agreement with President and Chief Executive Officer.” Mr. Myers received no stock awards or stock options in 2017 and 2016 because the restricted stock and stock option grants made to Mr. Myers in 2014 were intended to cover the five-year term of his 2014 Employment Agreement. Restricted stock grants to the Company’s other NEOs are further described above in the section of this proxy statement on “Equity Compensation for Other NEOs” and below in the section of this proxy statement on “Grants of Plan-Based Awards.”

(7)

Pursuant to SEC regulations regarding the valuation of equity awards, amounts in columns (e) and (f) represent the applicable full grant date fair values of stock awards and stock options in accordance with FASB ASC Topic 718, excluding the effect for forfeitures, and including the value of dividends to be paid on unvested shares of restricted stock and RSUs. The grant date fair value of the Performance RSUs granted to Mr. Myers in 2018 is reflected in the table as $2,493,750 based upon the target number of 105,000 shares subject to such award and the per share closing price of the Company’s common stock on the grant date of $23.75. If the performance conditions under the Performance RSUs granted to Mr. Myers in 2018 were to be achieved at the highest level, the number of shares to be issued pursuant to the award would be 131,250 and the corresponding value of the award at the grant date would be $3,117,188. For our NEOs other than Mr. Myers, the grant date fair value of the time-vesting restricted stock shares received by each such NEO in 2018 is based on the number of shares awarded times the per share closing price of the Company’s common stock on the grant date of September 19, 2018, which was $23.62. The amounts reflected in the table correspond to our accounting expense and do not correspond to the actual value that will be realized by the NEOs. For information on the valuation assumptions, refer to the Note on “Stock Option Plans and Restricted Stock Awards” in the financial statements filed with our Annual Report on Form 10-K for the respective year end.

(8)

The amounts shown in column (g) for 2018 reflect the cash performance compensation awards made to our NEOs pursuant to their respective performance compensation plans in accordance with the criteria enumerated above in the section of this proxy statement on “2018 Executive Officer Incentive and Bonus Compensation” and the accompanying 2018 Table of Performance Measures, except for the compensation for “other job performance” paid to Mr. Myers for 2018 which is accounted for in column (d) as described in footnote 3 above. The amounts shown in column (g) for 2017 and 2016 reflect the cash performance incentive compensation awards paid to Messrs. Myers, Nicholson, Brager, Farnsworth and Harvey as determined by the Compensation Committee for such years pursuant to our Executive Incentive Plan.

(9)

The amount included in column (h) for 2018 represents the amount of interest which exceeds 120% of the applicable federal long-term rate (as prescribed under Section 1274(d) of the Internal Revenue Code) on deferred compensation for Mr. Myers through December 31, 2018.

(10)	The amounts shown in column (i) reflect the following for each of the executives for 2018:
a.

Mr. Myers’ other compensation represents $12,000 for country club dues, $27,033 for health benefits, $816 for life insurance premiums, $13,750 for contributions to the 401(k)/Profit Sharing Plan, $4,633 for the personal use of a company car, a $150 gift card, $5,735 for expenses associated with his spouse’s attendance with him at certain business conferences and seminars and $13,391 for reimbursement for legal fees incurred in connection with his 2018 Employment Agreement.

b.

Mr. Nicholson’ other compensation represents $20,364 for health benefits, $816 for life insurance premiums, $13,750 for contributions to the 401(k)/Profit Sharing Plan, $14,400 auto allowance and a $150 gift card.

c.

Mr. Brager’s other compensation represents $7,498 for country club dues, $27,053 for health benefits, $816 for life insurance premiums, $13,750 for contributions to the 401(k)/Profit Sharing Plan, $14,400 auto allowance, a $150 gift card, $250 for expenses associated with his spouse’s attendance with him at certain business conferences and seminars and $50 under the Company’s employee referral program.

d.

Mr. Farnsworth’s other compensation represents $27,053 for health benefits, $777 for life insurance premiums, $13,750 for contributions to the 401(k)/Profit Sharing plan, $14,400 auto allowance and a $150 gift card.

e.

Mr. Harvey’s other compensation represents $9,900 for country club dues, $27,053 for health benefits, $816 for life insurance premiums, $13,750 for contributions to the 401(k)/Profit Sharing Plan, $14,400 auto allowance and a $150 gift card.

Grants of Plan-Based Awards

The following table illustrates (i) the cash performance compensation awards to our NEOs under their respective performance incentive plans for 2018, (ii) the cash incentive award for our CEO under his 2018 Employment Agreement, (iii) stock options, Time RSUs and Performance RSUs granted to our CEO under his 2018 Employment Agreement and our 2018 Equity Incentive Plan, and (iv) equity awards under our 2018 Equity Incentive Plan granted to our other NEOs during 2018.

	Grant Type	Grant Date	Estimated Possible Payouts Under Non-Equity Performance Compensation Plan Awards			Estimated Possible Payouts Under Equity Performance Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Options Awards ($)(3)
Name			Threshold ($)	Target ($)	Maximum ($)(1)(2)	Threshold (#)	Target (#)	Maximum (#)

Christopher D. Myers	Cash Bonus		480,000	640,000	960,000

	Stock Options	9/12/2018								100,000	23.75	506,740

	RSUs	9/12/2018							105,000			2,493,750

	PRSUs	9/12/2018				78,750	105,000	131,250				2,493,750

	Incentive Cash Award	9/12/2018	900,000	1,000,000	1,100,000

E. Allen Nicholson	Cash Bonus		63,000	126,000	189,000

	Restricted Stock Award	9/19/2018							12,000			283,440

David A. Brager	Cash Bonus		67,000	134,000	201,000

	Restricted Stock Award	9/19/2018							15,000			354,300

David F. Farnsworth	Cash Bonus		57,000	114,000	171,000

	Restricted Stock Award	9/19/2018							6,000			141,720

David Harvey	Cash Bonus		67,000	134,000	201,000

	Restricted Stock Award	9/19/2018							15,000			354,300

(1)

Represents the maximum amounts which could be earned by each named executive officer, based upon his base salary level in effect as of March 1, 2018, under his respective 2018 Performance Compensation Plan, as described in the section of this proxy statement on “Compensation Discussion and Analysis,” except, in the case of Mr. Myers, for the component of his Performance Compensation Plan related to “other job performance” which is considered to have been made on a fully discretionary basis.

(2)

In 2018, Mr. Myers was granted a one-time incentive cash award with a target value of $1,000,000 which is subject to the achievement of performance measures enumerated in his 2018 Employment Agreement. The maximum amount that can be earned under this incentive cash award, which would be payable on September 12, 2019, is $1,100,000, and the specific terms that govern this calculation are described above in the section of this proxy statement on “Employment Agreement with President and Chief Executive Officer.”

(3)

For information on equity grant valuation assumptions, refer to the Note on “Stock Option Plans and Restricted Stock Awards” in the financial statements filed with our Annual Report on Form 10-K for the applicable year end. In the case of restricted stock shares which are subject to time-based vesting, the fair value is computed as the number of shares covered by the award multiplied by the closing price of our common stock on the grant date. In the case of performance-based restricted stock units, the fair value is computed as the target number of shares, within the range specified in the award, multiplied by the closing price of our stock on the date of grant. In the case of stock options, the fair value is computed based on the Black-Scholes valuation model as described in the Note on “Stock Option Plans and Restricted Stock Awards” in our financial statements filed with our Annual Report on Form 10-K for the applicable year end.

Discussion of Summary Compensation and Grant of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

Equity Incentive Grants to our NEOs

All options, restricted stock and performance-based share grants to our NEOs in 2018 were made pursuant to the terms of our 2018 Equity Incentive Plan, as described above in the section of the proxy statement on “Equity-Based Compensation.” Under our 2018 Equity Incentive plan, dividends are paid on grants of restricted stock shares and dividend equivalents are paid on Time RSUs which have not yet vested at the same rate as dividends declared on all other shares of our common stock. With respect to Performance RSUs, dividends equivalents are paid retroactively for periods prior to vesting once the number of shares to be awarded has been finally determined. In the event of a change of control of CVB Financial Corp. or Citizens Business Bank, all the vesting restrictions lapse. Subject to the terms of the 2018 Equity Incentive Plan, our Compensation Committee has the authority, in its sole and absolute discretion, to remove any or all of the vesting restrictions on the restricted stock, RSU and option grants.

Equity Incentive Grants Under Employment Agreement with President and Chief Executive Officer

The Company renewed its employment agreement with Christopher D. Myers on September 12, 2018 (the “2018 Employment Agreement”), as described above in the section of this proxy statement on “Employment Agreement with President and Chief Executive Officer.” The Compensation Committee believes that the interests of CVB Financial Corp. and its shareholders are well served by the structure of the 2018 Employment Agreement, which established a base salary, subject to certain annual increases, and target bonus levels, over the duration of the contract term, which is three years. In addition, Mr. Myers is eligible to earn a one-time Incentive Cash Award at the end of the first year of the contract term based on meeting or exceeding enumerated performance criteria. Under the 2018 Employment Agreement, Mr. Myers also received a one-time grant of long-term equity incentives, consisting of 100,000 stock options which are scheduled to vest over the three-year term of the contract, 105,000 shares of Time RSUs which are scheduled to vest over the three-year term of the contract, and 105,000 shares of Performance RSUs (this number represents a target value within a defined range) which may be earned over the three-year term of the contract depending on the achievement of specified performance criteria. The respective performance criteria which are applicable to the one-time Incentive Cash Award and which are applicable to the Performance RSUs are summarized above in the section of this proxy statement on “Employment Agreement with President and Chief Executive Officer.” The Compensation Committee intended that the equity incentives awarded at the start of this contract would be the stock option, Time RSU and Performance RSU grants to be made to Mr. Myers for the entire term of the 2018 Employment Agreement (except in limited circumstances such as a future extension or renewal of Mr. Myers’ current employment contract prior to its specified termination date), and the Compensation Committee thus analyzed the costs of the 2018 Agreement by treating the costs of the equity incentives as amortized over three years, according to their contractual terms. Accordingly, while the Summary Compensation Table in this proxy statement indicates that the total cost of the equity incentives awarded to Mr. Myers was $5,494,240 in 2018, the Compensation Committee considers $1,831,413, which was the average annual value of these incentives at the time they were granted, to be the relevant measure of the annual value during the three-year term of the 2018 Employment Agreement of the equity compensation awarded to Mr. Myers.

Outstanding Equity Awards at Fiscal Year-End

The following table lists the outstanding equity awards for our named executive officers who had outstanding equity awards at December 31, 2018. All of the awards have been adjusted for the stock dividends and stock splits declared by CVB Financial Corp. since the grant date, if any.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock (#) That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Yet Vested ($)(2)

Christopher D. Myers	92,716	30,000(3)	14.66	2/4/2024	60,000	(3)	1,213,800
		100,000(4)	23.75	9/12/2028

					105,000	(5)	2,124,150

								78,750(6)	1,593,113

E. Allen Nicholson	—	9,000(7)	16.62	6/22/2026	5,000	(8)	101,150

					4,000	(9)	80,920

					12,000	(10)	242,760

David F. Farnsworth	6,000	9,000(10)	17.03	7/20/2026	6,000	(11)	121,380
					6,000	(10)	121,380

David A. Brager	—	—			3,000	(12)	60,690

					9,000	(13)	182,070

					6,000	(9)	121,380

					15,000	(10)	303,450

David C. Harvey	—				3,000	(12)	60,690

					9,000	(13)	182,070

					4,000	(9)	80,920

					15,000	(10)	303,450

(1)

The market value of the unvested stock awards represents the product of the closing price of CVB Financial Corp. common stock on December 31, 2018, which was $20.23, and the number of shares underlying such awards.

(2)

The market value of the unearned and unvested stock award represents the product of the closing price of CVB Financial Corp. common stock on December 31, 2018, which was $20.23, and the number of shares deliverable under such award at threshold performance.

(3)	The unvested options and unvested shares vested on February 4, 2019.
(4)	One-third of the unvested shares vest on each of September 12, 2019, 2020 and 2021.
(5)	15,000 of the unvested shares vest on September 12, 2019, and 45,000 of the unvested shares vest on each of September 12, 2020 and 2021.
(6)

The number of unearned unvested shares reflected in the table is based upon achievement of threshold performance goals for the applicable performance periods. At threshold performance, 11,250 shares would be earned and vest on September 12, 2019, and 33,750 shares would be earned and vest on each of September 12, 2020 and 2021. The applicable performance periods and the requirements for achieving performance goals at threshold, target and maximum levels for each performance period are described below in the section of this proxy statement on “Employment Agreement with President and Chief Executive Officer.”

(7)	One-third of the unvested options vest on each of June 22, 2019, 2020 and 2021.
(8)

The terms for this grant, which was awarded to Mr. Nicholson in connection with the commencement of his employment at the Company, provide for vesting in equal increments over a three-year period instead of a five-year period. The remaining unvested shares vest on June 22, 2019.

(9)	One-fourth of the unvested shares vest on each of November 15, 2019, 2020, 2021 and 2022.
(10)	One-third of the unvested shares vest on each of September 19, 2019, 2020 and 2021.
(11)	One-third of the unvested options and unvested shares vest on each of July 20, 2019, 2020 and 2021.
(12)	The remaining unvested shares vest on November 19, 2019.
(13)	One-third of the unvested shares vest on each of October 19, 2019, 2020 and 2021.

Option Exercises and Stock Vested

The following table lists option exercises and stock vested during the year-ended December 31, 2018.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Christopher D. Myers	57,769	860,173	60,000	1,403,400
E. Allen Nicholson	6,000	36,180	6,000	141,730
David A. Brager	—	—	9,000	201,960
David F. Farnsworth	—	—	2,000	46,340
David C. Harvey	10,000	116,300	8,500	190,595

(1)	Represents the product of the number of shares acquired on option exercise and the difference between the closing price of our common stock on the exercise date and the option exercise price.
(2)	Represents the product of the number of shares acquired on vesting and the closing price of our common stock on the vesting date.

The following table provides information as of December 31, 2018, with respect to shares of CVB Financial Corp. common stock that may be issued under our equity compensation plans.

Equity Compensation Plan Information

(a)	(b)	(c)	(d)
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(b))
Equity compensation plans approved by security holders	531,916	$16.73	8,019,000
Equity Compensation plans not approved by security holders	—	—	—
Total	531,916	$16,73	8,019,000

Deferred Compensation

Christopher D. Myers may defer up to 75% of his base salary and up to 100% of his bonus under the CVB Financial Corp. Deferred Compensation Plan for Christopher D. Myers, adopted effective January 1, 2007 for his benefit, for each calendar year in which the Plan is effective. In addition, Mr. Myers has elected to defer 100% of the special Incentive Cash Award provided in his 2018 Employment Agreement under this Plan. CVB Financial Corp. has the discretion to make additional contributions to the Plan for the benefit of Mr. Myers. Interest is credited to Mr. Myers’ account balance at the greater of a fixed rate of 6% or a rate equal to the sum of the Treasury Bond Rate (as defined in the Plan) plus 2%. The Compensation Committee has the discretion to make available to Mr. Myers one or more measurement funds, based on certain mutual funds, for the purpose of crediting or debiting additional amounts to Mr. Myers’ deferrals. The amount to be credited to Mr. Myers’ account balance is determined assuming Mr. Myers’ account balance had been hypothetically allocated among the measurement funds.

Mr. Myers was given the election to receive all or part of his Plan balance following retirement in one lump sum or in annual installments for a period of up to 15 years. On January 1, 2014, a First Amendment to this Plan was adopted which provides for additional distribution elections for any deferrals made by Mr. Myers after the effective date of the Amendment. We may delay payment to Mr. Myers under this Plan to the extent necessary to allow us to deduct the full amount of the payment without limitation under Section 162(m) of the Internal Revenue Code, although the efficacy of any such delay has been substantially impacted by the enactment of the Tax Cuts and Jobs Act of 2017 and its amendments to Section 162(m). See the section of this proxy statement on “Tax Deductibility and Executive Compensation.”

We also adopted the Deferred Compensation Plan for Directors and Certain Specified Officers, effective as of February 21, 2007, for the benefit of our directors and named executive officers (other than Mr. Myers) and certain other executives, employees and contractors. Under this Plan, each participant may defer up to 90% of his or her base salary and up to 100% of his or her bonus, any commission, and any independent contractor compensation, for each calendar year in which the Plan is effective. This Plan does not provide for a guaranteed yield or return.

Effective October 17, 2014, a “Rabbi Trust” was established for deferral amounts and any earnings credited thereto under both of our Deferred Compensation Plans, pursuant to IRS Revenue Procedure 92-64. The purpose of the “Rabbi Trust” is to protect the participants’ deferral and distribution elections regarding the funds in the Company’s two Deferred Compensation Plans in the event of a change of control involving the Company, although such funds will not be protected from claims of creditors in the event of any bankruptcy or insolvency of the Company.

The following table shows contributions and earnings during 2018 and account balances as of December 31, 2018, under CVB Financial Corp.’s nonqualified Deferred Compensation Plan for Mr. Myers and for our other NEOs pursuant to our nonqualified Deferred Compensation Plan for Directors and Certain Specified Officers.

Nonqualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Christopher D. Myers	1,188,000	365,000	528,908	—	9,701,311
E. Allen Nicholson	39,000	—	-3,649	—	63,035
David A. Brager	33,265	—	-13,239	—	221,766

(1)	These amounts relate to compensation which was reported in the 2018 Summary Compensation Table.
(2)

Reflects earnings on deferred compensation (d) (or negative earnings if the measurement funds decreased in value) and the deferred compensation balance (f) for the named executive officer under the applicable Deferred Compensation Plan.

(3)

Of the amount included in column (d) for Mr. Myers, $253,801 represents the amount of interest which exceeds 120% of the applicable federal long-term rate (as prescribed under Section 1274(d) of the Internal Revenue Code) on deferred compensation for Mr. Myers at December 31, 2018, as reported in the Summary Compensation Table. Of the amount included in column (f) for Mr. Myers, $676,418 represents the aggregate amount of the above-market earnings reported as compensation to Mr. Myers in the Company’s Summary Compensation Table for prior years as presented.

Potential Payments Upon Termination or Change in Control

We have Severance Compensation Agreements with each of our named executive officers, except for Mr. Myers, whose 2018 Employment Agreement provides for separate termination payments upon his termination of employment whether unrelated to a change in control or in connection with a change in control. Under Mr. Myers’ 2018 Employment Agreement, if he is terminated for cause or as a result of his death, he will be paid his base salary earned through the date of termination, as well as pay for any vacation accrued but not used as of that date. If Mr. Myers’ employment is terminated without cause (other than in connection with a “change in control” as defined in the 2018 Employment Agreement), then Mr. Myers will be entitled to (i) his base salary earned through the termination date plus any accrued but unused vacation pay, and (ii) additional payments in an amount equal to (x) two times his then-current annual base salary plus (y) two times his average annual bonus granted for the preceding two calendar years. The additional payments will be made in equal installments on Citizens Business Bank’s normal payroll dates over a 12-month period, subject to a delay in payment of amounts due within the first six months following termination if and to the extent required by Section 409A of the Internal Revenue Code. In addition, upon such a termination without “cause”, any Incentive Cash Award, unvested Options, Time RSUs and Performance RSUs that would have vested within 12 months of the date of such termination will immediately vest. To the extent not yet earned, any such Incentive Cash Award and Performance RSUs would vest at the target levels provided under Mr. Myers’ 2018 Employment Agreement.

If Mr. Myers’ employment is terminated without cause by the Company or its successor entity within one year following a change in control or within one year prior to a change in control of CVB Financial Corp. or Citizens Business Bank, or Mr. Myers resigns his employment for “good reason” (as defined in his 2018 Employment Agreement) within one year following a change in control, Mr. Myers would be entitled to receive (i) his base salary earned through the termination date, plus any accrued but unused vacation pay, and (ii) additional payments in an amount equal to (x) three times his annual base salary for the last calendar year immediately preceding the change in control, plus (y) three times the average annual bonus he received for the last two calendar years ended immediately preceding the change in control. The additional payments will be made in equal installments on Citizens Business Bank’s normal payroll dates over a 12-month period, subject to a delay in payment of amounts due within the first six months following termination if and to the extent required by Section 409A of the Internal Revenue Code. In addition, upon a change in control, with or without Mr. Myers’ termination, Mr. Myers’ unvested Options and Time RSUs shall vest immediately, and Mr. Myers’ Incentive Cash Award and Performance RSUs for any Performance Period which has not ended prior to the change in control shall vest immediately for the target amount of $1,000,000 in the case of the Incentive Cash Award, and for the target number of shares in the case of the Performance RSUs. Mr. Myers receipt of any severance benefits pursuant to the terms of the 2018 Employment Agreement is conditioned upon his execution of a release of claims in favor of the Company.

However, if Mr. Myers is terminated without “cause,” or within 12 months before or after a “change in control,” and if he has earned any Incentive Cash Award during the preceding two calendar years over which his annual bonus would then be calculated, the amount of any such Incentive Cash Award would not be included in any such bonus calculation for severance pay purposes.

If Mr. Myers’ employment is terminated in connection with a disability, Mr. Myers would be entitled to an amount equal to the difference between any insurance proceeds he is entitled to receive under Citizens Business Bank’s insurance plans and his base salary for 12 months. The payments will be made in equal installments on Citizens Business Bank’s normal payroll dates over a 12-month period. In addition, upon such a termination due to death or disability, any Incentive Cash Award, unvested Options, Time RSUs and Performance RSUs that would have vested within 12 months of the date of such termination will immediately vest. To the extent not yet earned, any such Incentive Cash Award and Performance RSUs would vest at the target levels provided under Mr. Myers’ 2018 Employment Agreement.

The receipt by Mr. Myers of additional payments in connection with his termination without cause, upon his disability, or in connection with a change in control, is conditioned upon execution of a release in favor of CVB Financial Corp. and Citizens Business Bank. In addition, Mr. Myers has agreed in his employment agreement not to solicit any customers or fellow employees of the Company for a period of one year following his termination of employment.

Our other four current NEOs are entitled to severance only in limited circumstances following a change of control, as described above in the section of this proxy statement on “Change in Control Agreements.” Specifically, our Severance Compensation Agreements were amended and restated, effective on January 1, 2018, to provide that, in the event any of our NEOs (other than our President and CEO) terminates his employment for “good reason” or his employment is terminated during the 120 day period prior to a change of control, or during the one year period following a change in control, for any reason (other than for cause), the NEO concerned will receive an amount equal to twice such executive’s annual base compensation for the most recent calendar year plus two times the average of the last two years’ bonuses paid to such executive immediately preceding the change in control. This amount will be paid in 24 equal monthly installments (without interest or other adjustment) on the first day of each month commencing with the first such date that is at least six (6) months after the date of the NEO’s “separation from service” (as such term is defined for purposes of Section 409A of the Internal Revenue Code pursuant to Treasury Regulations and other guidance promulgated thereunder) and continuing for successive months thereafter.

In addition, under the terms of the Company’s 2018 Equity Incentive Plan and 2008 Equity Incentive Plan, upon a “change of control” of the Company, unless otherwise stated in an award agreement, awards granted under both Plans become fully exercisable as of the date of the change in control, whether or not otherwise then exercisable and (ii) all restrictions and conditions on any award then outstanding shall lapse as of the date of the change in control.

The Compensation Committee believes these change in control agreements are important for the Company’s executives. By means of these agreements, CVB Financial Corp. believes it is more likely that an executive would remain in place to facilitate continuity of management and/or to assist an acquirer through the term of a change in control. These agreements also assist an executive who may be displaced because of the change in control.

The table below reflects the amount of compensation that would be awarded to each of our NEOs in the event of termination of such executive’s employment under the circumstances described below. The amounts shown assume that such termination was effective as of December 31, 2018, and thus is based upon amounts earned through such time and are estimates of the amounts which would be paid to the respective executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation.

Payments Made Upon Termination

Regardless of the manner in which a NEO’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	Incentive and/or bonus compensation earned during the year, as long as the executive is employed on the date such incentive and/or bonus compensation is paid;
•	Stock options or restricted stock which has already vested;
•	Amounts contributed under the 401(k)/Profit Sharing Plan (including the vested portions of any Company contributions) and under any applicable Deferred Compensation Plan; and
•	Unused vacation pay.

Since these earned amounts would be payable to employees or officers generally, they are not included in the table below, which describes the potential and specific payments to which our NEOs are or would be entitled upon termination.

Payments Made Upon Retirement

Other than the items identified immediately above under “Payments Made Upon Termination” and in the next paragraph, our NEOs receive no benefits in the event of retirement, except that the Company’s 2018 Equity Incentive Plan and 2008 Equity Incentive Plan both permit the Compensation Committee to accelerate the vesting of stock options and to reduce the period of restriction on restricted stock in the event the continuous service of an employee or consultant terminates due to retirement or death.

Payments Made Upon Death or Disability

In the event of the death or disability of a NEO, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the NEO will receive benefits under our employee disability plan or payments under our employee life insurance plan, as appropriate.

Potential Payments Upon Termination of Employment

Name	Cash Severance Arrangements/ Compensation ($)	Acceleration of Unvested Options, Stock Awards and Any Incentive Cash Award ($)	Total Termination Benefits ($)

Christopher D. Myers

Voluntary Termination or Retirement	—	—	—

Involuntary Termination (other than For Cause)	3,800,000(1)	2,987,800(2)	6,787,800

Involuntary Termination (For Cause)	—	—	—

Termination in Connection with a Change in Control	5,700,000(3)	5,629,200(4)	11,329,200

Death or Disability	429,928(5)	2,987,800(2)	3,417,728

E. Allen Nicholson

Voluntary Termination or Retirement	—	—	—

Involuntary Termination (other than For Cause)	—	—	—

Involuntary Termination (For Cause)	—	—	—

Termination in Connection with a Change in Control	1,154,600(1)	457,320(6)	1,611,920

Death or Disability	—	—	—

David A. Brager	—	—	—

Voluntary Termination or Retirement	—	—	—

Involuntary Termination (other than For Cause)	—	—	—

Involuntary Termination (For Cause)	—	—	—

Termination in Connection with a Change in Control	1,238,500(1)	667,590(6)	1,906,090

Death or Disability	—	—	—

David F. Farnsworth

Voluntary Termination or Retirement	—	—	—

Involuntary Termination (other than For Cause)	—	—	—

Involuntary Termination (For Cause)	—	—	—

Termination in Connection with a Change in Control	915,400(1)	271,560(6)	1,186,960

Death or Disability	—	—	—

David C. Harvey

Voluntary Termination or Retirement	—	—	—

Involuntary Termination (other than For Cause)	—	—	—

Involuntary Termination (For Cause)	—	—	—

Termination in Connection with a Change in Control	1,246,000(1)	627,130(6)	1,873,130

Death or Disability	—	—	—

(1)	This amount represents two times base compensation plus two times the average of the last two years’ annual bonuses.
(2)

This amount includes any Incentive Cash Award, stock options, Time RSUs and Performance RSUs that would have vested within 12 months of December 31, 2018. To the extent not yet earned, any such Incentive Cash Award and PRSUs are assumed to vest at the target levels provided under Mr. Myers’ 2018 Employment Agreement for the period concerned.

(3)	This amount represents three times base compensation plus three times the average of the last two years’ annual bonuses.
(4)

This amount represents the sum of (i) the shares of unvested Time RSUs which Mr. Myers held at December 31, 2018 times the closing price of the Company’s shares on December 31, 2018, (ii) the shares of unvested and unearned Performance RSUs which Mr. Myers held at December 31, 2018,

(iii) the amount of any Incentive Cash Award to the extent it has not yet been earned as of December 31, 2018, and (iv) the number of unvested stock options Mr. Myers held at December 31, 2018, times the closing price of the Company’s shares on December 31, 2018, minus (v) the exercise price of such unvested stock options times the number of such unvested stock options granted. To the extent not yet earned, any such Incentive Cash Award and Performance RSUs are assumed to vest at the target levels provided under Mr. Myers’ 2018 Employment Agreement for the period concerned.
(5)	Cash payment is for disability termination only, not upon death. Amount represents the difference between one times base salary and anticipated disability insurance payments.
(6)

Amounts represents the sum of (x) the shares of unvested restricted stock each individual held on December 31, 2018, and (y) the number of unvested stock options each individual held at December 31, 2018 times the closing price of the Company’s shares on December 31, 2018, minus (z) the exercise price of such unvested stock options times the number of such unvested stock options granted. The Company’s 2018 Equity Incentive Plan and 2008 Equity Incentive Plan both permit the Compensation Committee to accelerate the vesting of stock options and reduce the period of restriction on restricted stock in the event of the continuous service of the employee or consultant terminates due to retirement or death.

Pay Ratio Disclosure

We are providing the following information to comply with Item 402(u) of Regulation S-K.

For 2018, the annual total compensation of our median employee other than our CEO was $59,398. Our median employee’s annual total compensation was determined using the same methodology we used to determine the annual total compensation of our NEOs, which, along with our CEO’s compensation, included the cost to the Company of specified employee benefits provided on a non-discriminatory basis, including group health care coverage. For 2018, the annual total compensation of our CEO was $7,694,011, as set forth in the Summary Compensation Table included in this proxy statement. Accordingly, the ratio of our CEO’s compensation to the median employee’s compensation was 129.53 to 1. We believe that the pay ratio disclosed herein is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee as of December 31, 2018 from our entire workforce on such date of approximately 1,062 full-time and part-time employees based upon cash compensation from their Form W-2s for the period from January 1, 2018 to December 31, 2018.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and various assumptions and, as a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

Director Compensation

CVB Financial Corp. uses a combination of cash and stock-based compensation to attract and retain qualified individuals to serve as directors. Each director is expected to own $100,000 in CVB Financial Corp. stock within one year of becoming a director as a minimum ownership position.

Only non-employee directors are entitled to receive monthly cash compensation for serving on our Board of Directors. Each director who is not the Chairman of the Audit Committee, Vice Chairman of the Board or Chairman of the Board receives $5,000 per month for an annualized total of $60,000. Effective on April 1, 2018, we decided to increase the annual compensation of the Chairman of our Audit Committee to $70,000, in recognition of the heightened responsibilities demanded by that position on our Board. For similar reasons, our Vice Chairman receives $8,333 monthly, or an annualized total of $100,000 for the year, and our Chairman of the Board receives $11,917 per month, totaling $143,000 on an annualized basis. The

Board of Directors holds monthly meetings of the Board of Directors and its committees, and also meets in various committees on other occasions. Our Chairman and Vice Chairman meet separately from time to time with our President and Chief Executive Officer, forming the Executive Committee of the Board of Directors.

Each of our non-employee directors, other than Marshall V. Laitsch, also was granted 3,000 shares of restricted stock of the Company for 2018 at a meeting of our Compensation Committee on March 21, 2018. Mr. Laitsch received his grant of 3,000 shares of restricted stock for 2018 on August 22, 2018, which was the first scheduled meeting of our Compensation Committee following his accession to our Board of Directors on August 10, 2018. The 2018 restricted stock grants to our non-employee directors, other than Mr. Laitsch, were made pursuant to the Company’s 2008 Equity Incentive Plan, whereas the 2018 restricted stock grant to Mr. Laitsch was made pursuant to the Company’s 2018 Equity Incentive Plan, since the latter plan was not adopted until the date of our annual shareholders meeting on May 23, 2018. Each of the 2018 restricted stock grants to our directors is scheduled to vest one year from the respective grant dates.

The Compensation Committee’s practice regarding grants of restricted stock and/or stock options to non-employee members of our Board of Directors was influenced by a review of director compensation conducted in September 2016 by FW Cook, the Compensation Committee’s outside compensation consultant. Since that time, it has been the Compensation Committee’s view that annual grants in relatively smaller share increments would be preferable to larger grants on a less frequent basis, because the Compensation Committee believes that such annual grants would be more consistent with (i) director equity compensation practices at peer companies, and (ii) achieving a level of award value which is tied more precisely to the average price of CVB Financial Corp.’s stock price over the course of each director’s years of service. Accordingly in 2017, following consultation with FW Cook, the Board approved an Amendment to the 2008 Equity Incentive Plan which reduced the minimum period of restriction with respect to restricted stock grants awarded under such Plan to one year as opposed to three years from the date of grant.

As noted above, the Compensation Committee engaged FW Cook, in September 2016, to perform a specific review of our Board of Directors’ compensation, following a separate but similar review of director compensation in 2014. The Compensation Committee intends to conduct periodic reviews of our director compensation using outside compensation consultants and other available information because the Committee believes that retention and continuity of board service is important to our success, and because we seek to provide an appropriate blend of cash compensation and equity-based incentives to better align board and shareholder perspectives and interests. Based on the most recent review conducted by FW Cook, and other information available to the Compensation Committee, we believe our compensation for director service is currently in approximately a median range compared to peer companies.

As noted above, in the section of this proxy statement on “Peer Group Considerations and the Compensation Consultant,” the Compensation Committee believes that the appropriate level of total compensation for our non-executive, independent directors should be targeted within a range of between the median and 75th percentiles of our designated peer group, and the Committee believes that the cash retainer adjustments and equity grants help accomplish this objective. In addition, as described above, our directors can participate in our Deferred Compensation Plan for Directors and Certain Specified Officers, effective as of February 21, 2007, which was established for the benefit of our directors and named executive officers (other than Mr. Myers) and certain other executives and employees. Under this Plan, each participant may defer up to 90% of his or her base salary and up to 100% of his or her bonus, his or her director fees, any commission, and any independent contractor compensation, for each calendar year in which the Plan is effective. This Plan does not provide for a guaranteed yield or return.

The following table summarizes the compensation earned or paid to our non-employee directors during 2018. As noted above, in August, 2018, Mr. Laitsch commenced his service on our Board or Directors, so the amounts paid to him as director compensation reflect his specific dates of service during the Company’s 2018 fiscal year. Compensation paid to Christopher D. Myers is set forth in the Summary Compensation Table, because Mr. Myers is a NEO and does not receive separate compensation for serving on our Board of Directors.

Director Compensation in 2018

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Awards ($)(2)	Stock Option Awards ($)(2)	All Other Comp ($)(3)	Total ($)
George A. Borba, Jr. (Vice-Chairman)	100,000	71,790	—	—	171,790
Stephen A. Del Guercio	60,000	71,790	—	—	131,790
Rodrigo Guerra, Jr.	60,000	71,790	—	—	131,790
Anna Kan	60,000	71,790	—	—	131,790
Marshall V. Laitsch(4)	25,000	74,490	—	—	99,490
Kristina M. Leslie(5)	67,497	71,790	—	—	139,287
Raymond V. O’Brien III (Chairman)	143,000	71,790	—	241	215,031
Hal W. Oswalt	60,000	71,790	—	—	131,790

(1)

As noted above, each of our non-employee directors receives director fees of $5,000 per month; our Chairman, Mr. O’Brien, receives compensation of $11,917 per month; our Vice-Chairman, Mr. Borba, receives compensation of $8,333 per month; and our Audit Committee Chairman, Ms. Leslie, receives compensation of $5,833 per month.

(2)

Pursuant to SEC regulations regarding the valuation of equity awards, each amount under Restricted Stock Awards and Stock Options Awards represents the applicable full grant date fair values of the restricted stock award or stock option award, as applicable, in accordance with FASB ASC Topic 718, excluding the effect for forfeitures. These amounts correspond to our accounting expense and do not correspond to the actual value that will be realized by the director. For information on the valuation assumptions, refer to the Note on “Stock Option Plans and Restricted Stock Awards” in the financial statements filed with our Annual Report on Form 10-K for 2018. As noted above, the value of the restricted stock grants to our non-employee directors reflects the closing price of our Company’s stock on the grant date, which was $23.93 on March 21, 2018 in the case of all our non-employee directors other than Mr. Laitsch, and was $24.83 on August 22, 2018 in the case of Mr. Laitsch.

(3)	All other compensation represents expenses (if any) associated with the director’s spouse’s attendance at certain business conferences and seminars.
(4)	Mr. Laitsch was appointed to our Board of Directors effective on August 10, 2018.
(5)

As noted above, Ms. Leslie annualized compensation in her role as Chairman of our Audit Committee was increased from $60,000 to $70,000, effective on April 1, 2018, so her aggregate cash compensation reflects the lower rate for the first three months of 2018.

On December 31, 2018, none of our non-employee directors who served as directors during 2018 held options to purchase our common stock. As of December 31, 2018, our non-employee directors held restricted shares of our common stock which had not yet vested in the following amounts: Mr. O’Brien, 3,000; Mr. G. Borba, Jr., 3,000; Mr. Del Guercio, 3,000; Mr. Guerra 3,000; Ms. Kan, 9,000; Mr. Laitsch, 3,000; Ms. Leslie, 7,000; and Mr. Oswalt, 5,000.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee has ever been an officer or employee of CVB Financial Corp. or any of its subsidiaries. During the last fiscal year, none of our executive officers served on the board of directors or on the compensation committee of any other entity, any officers of which served on either our Board or our Compensation Committee. We do not believe that any current member of our Compensation Committee has a relationship with the Company that would compromise such member’s ability to be independent of management.

Certain Relationships and Related Transactions

Some of the directors and executive officers of CVB Financial Corp. and/or their associates were customers of, and had loans, deposits and commitments with Citizens Business Bank in the ordinary course of its business during 2018, and we expect such transactions will continue in the future. All of these loans, deposits and commitments were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness who were not related to the Company with the provisions of the Sarbanes-Oxley Act of 2002. In our opinion, these transactions did not involve more than a normal risk of collectability or present other unfavorable features.

Policies and Procedures for Approving Related Person Transactions

CVB Financial Corp. has a Related Party Transaction Policy which prescribes policies and procedures for approving a “Related Party Transaction.” The term “Related Party Transaction” is defined as a transaction or arrangement (or any series of similar transactions or arrangements) in which CVB Financial Corp. (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect interest. “Related Party” is defined as:

•

Any person who is, or at any time since the beginning of CVB Financial Corp.’s last fiscal year was, a director or executive officer of CVB Financial Corp. or a nominee to become a director of CVB Financial Corp.;

•	Any person who is known to be the beneficial owner of more than 5% of any class of CVB Financial Corp.’s voting securities;
•

Any immediate family member of any of the foregoing persons, who might control or influence such person, or be controlled or influenced by such person, which would normally include any child, stepchild, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•

Any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The procedures exclude from coverage loans made by Citizens Business Bank if the loan (a) is made in the ordinary course of business, (b) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, (c) did not involve more than the normal risk of collectability or present other unfavorable features, and (d) is otherwise made pursuant to the Company’s applicable policies and applicable law for extension of credit to Related Persons. In the case of such loans, the procedures set forth in the policies and procedures applicable to such loans shall be followed rather than the procedures set forth in the Related Party Transaction Policy.

The Board of Directors has delegated to the Audit Committee the responsibility of reviewing and approving Related Party Transactions. In evaluating Related Party Transactions, the Audit Committee considers all of the relevant facts and circumstances available to the Audit Committee, including

•	The benefits to CVB Financial Corp.;
•

The impact on a director’s independence in the event the Related Party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;

•	The availability of other sources for comparable products or services;
•	The terms of the transaction; and
•	The terms available to unrelated third parties or to our employees generally.

No member of the Audit Committee may participate in any review, consideration or approval of any Related Party Transaction with respect to which such member or any of his or her immediate family members or affiliated entities is the Related Party. The Audit Committee or the Chair may approve only those Related Party Transactions that are in, or are not inconsistent with, the best interests of CVB Financial Corp. and its shareholders, as the Audit Committee determines in good faith. The Chair is required to report to the Audit Committee at the next Audit Committee meeting any approvals made pursuant to delegated authority.

In the event CVB Financial Corp.’s President and Chief Executive Officer or Chief Financial Officer becomes aware of a Related Party Transaction that has not been previously approved or previously ratified under the Policy, the following procedures apply: (a) if the transaction is pending or ongoing, it will be submitted to the Audit Committee or the Chair promptly, and the Committee or Chair will consider all of the relevant facts and circumstances, including those items listed above. Based on the conclusions reached, the Audit Committee shall evaluate all options, including ratification, amendment or termination of the Related Party Transaction; and (b) if the transaction is completed, the Audit Committee will evaluate the transaction, taking into account the same factors described above, to determine if rescission of the transaction is appropriate, and shall request that the Chief Financial Officer evaluate CVB Financial Corp.’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee for prior approval and whether any changes to these procedures are recommended.

Stock Ownership

Who Are the Largest Owners of CVB Financial Corp.’s Stock?

The following table shows the beneficial ownership of common stock by those persons we know to be the beneficial owners of more than 5% of the outstanding shares of common stock of CVB Financial Corp., based on information those persons have filed with the SEC on Schedule 13G. “Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, you beneficially own CVB Financial Corp.’s common stock not only if you hold it directly, but also if you indirectly, through a relationship, contract or understanding, have, or share, the power to vote the stock, to sell it or you have the right to acquire it within sixty (60) days of the date selected for reference purposes below.

Name	Address	Common Stock Beneficially Owned
		Number of Shares	Percent of Class(1)

BlackRock, Inc.	55 E. 52nd Street New York, NY 10055	15,840,480(2)	11.3%

The Vanguard Group	100 Vanguard Boulevard Malvern, PA 19355	12,623,023(3)	9.0%

Cliffwater LLC	4640 Admiralty Way, 11th Floor Marina del Rey, CA 90292	8,038,386	5.7%

Neuberger Berman Group LLC; Neuberger Berman Investment Advisors LLC; Neuberger Berman Equity Funds	1290 Avenue of the Americas New York, NY 10104	7,623,559(5)	5.4%

The George Borba Family Trust (“Borba Family Trust”); The Borba Children’s Holding Trust (“Borba Children’s Trust”); George A. Borba, Jr., individually and as co-trustee (with shared voting and dispositive power) of the Borba Family Trust and the Borba Children’s Trust; Linda B. Gourdikian, individually and as co-trustee (with shared voting and dispositive power) of the Borba Family Trust, the Borba Children’s Trust and the Gourdikian Family Trust; and Dolores A. Borba, as beneficiary of the Borba Family Trust (collectively, the “Borba family group”)	14461 Taft Highway Bakersfield, CA 93311	6,974,131(6)	5.0%

(1)

The “Percent of Class” calculation in the table was made using (x) the number of shares reported as beneficially owned in the applicable Schedule 13G filing and (y) the number of shares of our common stock outstanding on March 29, 2019, which was 140,009,185 shares.

(2)

This information is based on a Schedule 13G filed by BlackRock, Inc. on January 24, 2019. BlackRock, Inc. has sole voting power over 15,589,959 shares and sole dispositive power over all 15,840,480 shares. According to its Schedule 13G, (i) BlackRock, Inc. holds the shares in the ordinary course of business and (ii) various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares held by BlackRock, Inc., so no one person’s interest in such shares represents more than 5% of CVB Financial Corp.’s total outstanding shares.

(3)

This information is based on a Schedule 13G/A filed by The Vanguard Group on February 11, 2019. The Vanguard Group has sole voting power over 109,517 shares, shared voting power over 13,033 shares, shared dispositive power over 110,969 shares, and sole dispositive power over 12,512,054 shares. The Vanguard Group holds the shares in the ordinary course of business.

(4)

This information is based on a Schedule 13G filed by Cliffwater LLC on February 8, 2019. Cliffwater LLC has shared voting power and shared dispositive power over all 8,038,386 shares. Cliffwater LLC holds the shares in the ordinary course of business in its capacity as investment adviser to its various clients.

(5)

This information is based on a Schedule 13G/A filed by Neuberger Berman Group LLC on February 13, 2019. Neuberger Berman Group LLC has shared voting power over 7,569,394 shares and shared dispositive power over all 7,623,559 shares. Neuberger Berman Group LLC holds the shares in the ordinary course of business.

(6)

This information is based on a Schedule 13G/A filed by the Borba family group on January 28, 2019 and includes the following items: (i) 4,599,439 shares owned by the Borba Family Trust; (ii) 2,277,000 shares owned by the Borba Children’s Trust; (iii) 21,520 shares owned by George A. Borba, Jr. individually (which total includes 288 shares held by Mr. Borba as custodian for minor children); (iv) 28,547 shares owned by Mr. Borba’s sister, Linda B. Gourdikian, individually; and (v) 47,625 shares owned by the Gourdikian Family Trust. In computing the percentage of shares beneficially owned, any shares which Mr. Borba, Ms. Gourdikian, the Borba Family Trust or the Borba Children’s Trust has a right to acquire within sixty (60) days after March 29, 2019 are deemed outstanding for the purpose of computing the percentage of common stock beneficially owned by the Borba family group, but are not deemed outstanding for the purpose of computing percentages of shares beneficially owned by the other shareholders in this table. Mr. Borba and Ms. Gourdikian have disclaimed beneficial ownership of the shares held by each other, the Borba Family Trust and the Borba Children’s Trust, except to the extent of their respective distributable interests in the Borba Children’s Trust.

How Much Stock Do CVB Financial Corp.’s Directors and Officers Own?

The following table shows the beneficial ownership of CVB Financial Corp.’s common stock as of March 29, 2019, by (i) each director, all of whom are also nominees for director, (ii) those persons serving as our named executive officers in 2018 and (iii) by all directors and current executive officers as a group.

	Common Stock Beneficially Owned

Name	Number of Shares(1)	Percent of Class(2)

George A. Borba, Jr.(3)	6,901,959	4.9%
Vice-Chairman of the Board and Nominee

Stephen A. Del Guercio	26,000	*
Director and Nominee

Rodrigo Guerra, Jr.	15,000	*
Director and Nominee
Anna Kan	24,660	*
Director and Nominee

Marshall V. Laitsch(4)	21,043	*
Director and Nominee

Kristina M. Leslie	20,000	*
Director and Nominee

Christopher D. Myers(5)	440,052	*
President, Chief Executive Officer, Director and Nominee

Raymond V. O’Brien III	32,000	*
Chairman of the Board and Nominee

Hal W. Oswalt	30,000	*
Director and Nominee

David A. Brager	58,215	*
Executive Vice President, Sales Division Manager

David F. Farnsworth(6)	20,556	*
Executive Vice President, Chief Credit Officer

David C. Harvey	58,133	*
Executive Vice President, Chief Operations Officer

E. Allen Nicholson	38,000	*
Executive Vice President, Chief Financial Officer

Current Directors and Executive Officers as a Group(7)	7,685,618	5.5%
(13 persons)

*	Less than 1%.
(1)

Except as otherwise noted below, each person directly or indirectly has sole or shared voting and investment power (as community property and/or with such person’s spouse) with respect to the shares listed.

(2)

The percentage for each of these persons or group is based upon the total number of shares of CVB Financial Corp.’s common stock outstanding as of March 29, 2019, which was 140,009,185 plus the shares which the respective individual or group has the right to acquire within sixty (60) days after March 29, 2019, by the exercise of stock options. In computing the percentage of shares beneficially owned by each person or group of persons, any shares which the person (or group) has a right to acquire within sixty (60) days after March 29, 2019 are deemed outstanding for the purpose of computing the percentage of common stock beneficially owned by that person (or group), but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.
(3)

Represents 4,599,439 shares held by the Borba Family Trust; 2,277,000 shares held by the Borba Children’s Trust, of which Mr. Borba is co-trustee (with shared voting and dispositive power) and as to which Mr. Borba disclaims beneficial ownership, except to the extent of his distributable interest in the Borba Children’s Trust; and 25,520 shares which Mr. Borba owns outright, of which 288 shares held by Mr. Borba as custodian for minor children. The 25,520 shares which Mr. Borba is deemed to own outright includes an award of 4000 shares of restricted stock which he (along with each of our other non-employee directors) was granted on March 20, 2019.

(4)

Includes 3,000 shares of restricted stock which Mr. Laitsch was granted on August 21, 2018, and 4,000 shares of restricted stock which he was granted on March 20, 2019, each of which awards is scheduled to vest one year after the grant date.

(5)	Includes 115,895 shares which Mr. Myers may acquire within 60 days after March 29, 2019, by the exercise of stock options.
(6)	Includes 6,000 shares which Mr. Farnsworth may acquire within 60 days after March 29, 2019 by the exercise of stock options.
(7)	Includes 131,716 shares which members of the group may acquire within 60 days after March 29, 2019, by the exercise of stock options.

Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of CVB Financial Corp.’s equity securities, to file reports of ownership and changes in ownership with the SEC. The SEC requires executive officers, directors and greater than 10% shareholders to furnish to us copies of all Section 16(a) forms they file.

Based solely on our review of these reports and of certifications furnished to us, we believe that, during the fiscal year ended December 31, 2018, all executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

THE BOARD RECOMMENDS A VOTE “FOR” ALL NINE NOMINEES FOR DIRECTOR

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019. The Audit Committee appoints our independent auditors. KPMG LLP has served as our independent registered public accountants since July 5, 2007. We believe KPMG LLP has provided audit services at customary rates and terms.

Principal Auditor’s Fees

The aggregate fees CVB Financial Corp. incurred for audit and non-audit services provided by KPMG LLP, which acted as our independent registered public accountants for the fiscal years ended December 31, 2018 and 2017, were as follows:

	2018 ($)	2017 ($)
Audit Fees(1)	1,726,220	1,291,059
Audit-related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	66,441	—
Total	1,792,661	1,291,059

(1)

Audit Fees consisted of fees and out-of-pocket expenses for the audit of CVB Financial Corp.’s consolidated financial statements, internal controls over financial reporting, review of financial statements included in CVB Financial Corp.’s quarterly reports and issuance of consents.

(2)	Audit-related Fees consisted of any fees billed for professional assurance and related services other than those noted in footnote (1) above.
(3)	Tax Fees (if any) consisted of fees billed for the preparation of federal and state income tax returns, including amended tax returns, tax planning and tax advice.
(4)	All Other Fees consisted of any fees for other non-audit services.

The Audit Committee’s pre-approval policy provides for pre-approval of all audit, audit-related and tax services. Accordingly, all audit services provided by KPMG LLP were pre-approved by our Audit Committee. The Audit Committee has granted general pre-approval for certain audit, audit related and tax services. If the cost of any such services exceeds the range of anticipated cost levels, the services will require specific pre-approval by the Audit Committee. If any particular service falls outside the general pre-approval, it must also be specifically approved by the Audit Committee. If specific pre-approval of a service is required, both the independent auditor and CVB Financial Corp.’s Chief Financial Officer must submit a request to the Audit Committee including the reasons why the proposed service is consistent with the SEC’s regulations on auditor independence. In addition, with respect to each pre-approved service, the independent auditor is required to provide detailed back-up documentation, which will be provided to the Audit Committee, regarding the specific services to be provided.

The pre-approval policy also authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

The Audit Committee has considered whether other non-audit services are compatible with maintaining the independence of KPMG LLP.

Representatives of KPMG LLP will be present at our annual meeting. They will be available to respond to your appropriate questions and will be able to make such statements as they desire. If you do not ratify the selection of independent accountants, the Audit Committee will reconsider the appointment. However, even if you ratify the selection, the Audit Committee may still appoint new independent accountants at any time during the year if it believes that such a change would be in the best interests of CVB Financial Corp. and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE SELECTION OF KPMG LLP AS CVB FINANCIAL CORP.’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2019

PROPOSAL 3:

ADVISORY (NON-BINDING) VOTE TO APPROVE NAMED EXECUTIVE OFFICERS’ COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires, among other things, that we permit a non-binding, advisory vote on the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion contained in this proxy statement.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation practices are designed to encourage and motivate our named executive officers to achieve superior performance on both a short-term and long-term basis while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

For the specific reasons set forth above in our “Compensation Discussion and Analysis” section of this proxy statement, we believe that our decision to temporarily employ primarily discretionary criteria in determining the bonus compensation of our NEOs for our Company’s 2018 fiscal year was sensible and supportable in view of the transformative effects of our merger with Community Bank on the Company. In particular, we believe it was critical to ensure that the negotiation and completion of the Community Bank merger, and the resulting positive integration of Community Bank and its assets and employees into the Company, would be the focal point of our management team’s work in 2018, which efforts would in turn be guided by our NEOs. As noted, we are committed to returning to our historical approach of utilizing objective, performance-based metrics for the incentive plan components of our NEO compensation plans for our 2019 fiscal year.

Accordingly, we ask our shareholders to indicate their support for our compensation practices for our named executive officers and vote for the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

This vote is advisory, which means that the vote on executive compensation is not binding on CVB Financial Corp., our Board of Directors or the Compensation Committee of the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Your advisory vote will not be construed (i) as overruling a decision by CVB Financial Corp. or the Board of Directors, (ii) to create or imply any change to the fiduciary duties of CVB Financial Corp. or the Board, (iii) to create or imply any additional fiduciary duties for CVB Financial Corp. or the Board, or (iv) to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What Is the Purpose of This Proxy Statement?

The purpose of this proxy statement is to solicit your vote at our 2019 annual meeting of shareholders. This proxy statement summarizes the information you need to know to cast an informed vote at the meeting. The record date for those shareholders entitled to vote at the meeting is March 29, 2019. On the record date there were 140,009,185 shares of our common stock outstanding.

How Can I Access the Proxy Materials?

We follow the SEC’s notice and access rule. On or about our mailing date, we mailed our shareholders who are entitled to vote at the meeting a notice about the Internet availability of the proxy materials (the “Notice”). Along with the proxy statement, we also made available by Internet our 2018 Annual Report and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Instructions on how to access the proxy materials over the Internet and to request a paper copy of the proxy materials, if desired, may be found in the Notice. We mailed to shareholders who have previously asked to receive paper copies of the proxy materials, a full set of the proxy materials, instead of the Notice. If you hold your CVB Financial Corp. shares in street name, and currently receive paper copies of our proxy materials, please refer to the information provided by your bank, broker or other holder of record for instructions on how to elect to receive only electronic copies of future proxy statements and annual reports.

How Do I Vote by Proxy?

You can vote by proxy whether or not you attend the annual meeting. Shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card.

•	To vote, follow the instructions printed on the Notice.
•	If you received a full set of proxy materials:
–	To vote by Internet, go to www.investorvote.com/CVBF and follow the instructions there. You will need the 15-digit number included on your proxy card.
–	To vote by telephone, dial the number listed on your proxy card. You will need the 15-digit number included on your proxy card.
–	To vote using the traditional proxy card, please sign and date the enclosed proxy card and return it promptly in the envelope provided.

To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. To ensure that your vote is counted, please remember to submit your vote by 12 a.m., Pacific Daylight Time, on May 22, 2019. Voting by proxy will not affect your right to attend the annual meeting and vote if you desire to do so.

How Do I Vote in Person?

If you plan to attend the annual meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a legal proxy from your broker, bank or other nominee to vote the shares at the meeting.

How Will My Proxy Be Voted?

If you properly complete your proxy card and we receive it in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If we receive an executed proxy card from you, on which you have not made specific choices with respect to the proposals, your proxy will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of all nine nominees for director;
•	“FOR” ratification of the appointment of KPMG LLP as our independent registered public accountants for 2019 and;
•	“FOR” approval of the compensation of our named executive officers, as disclosed in this proxy statement.

If any other matter is presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in the proxy’s own discretion. At the time this proxy statement went to press, we knew of no matters which needed to be acted on at the meeting, other than those discussed in this proxy statement.

How Many Votes Do I Have?

Each share of common stock entitles you to one vote. The proxy card indicates the number of shares of common stock that you own. However, in the election of directors, you are entitled to cumulate your votes if you are present at the meeting, the nominee’s(s’) name(s) have properly been placed in nomination, and a shareholder has given notice at the meeting prior to the actual voting of his or her intention to vote his or her shares cumulatively. Cumulative voting allows you to give one nominee as many votes as are equal to the number of directors to be elected, multiplied by the number of shares you own, or to distribute your votes in the same fashion between two or more nominees. Our receipt of an executed proxy grants the Board of Directors the discretionary authority to also cumulate votes.

May I Change My Vote After I Have Voted?

Yes. Even after you have submitted your proxy, or cast your vote by telephone or Internet ballot, you may change your vote at any time before the proxy is exercised, if you file with CVB Financial Corp.’s Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date, or cast a new vote by telephone or Internet. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What Vote Is Required for Each Proposal?

The nine nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate “WITHHOLD” authority to vote for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee.

Proposal 2 regarding the ratification of the appointment of our auditors and Proposal 3 regarding “Say-On-Pay” each requires the approval of a majority of the shares represented and voting at the meeting, with affirmative votes constituting at least a majority of the required quorum.

Who Are Shareholders of Record Versus Beneficial Owners?

If you are a shareholder of record, CVB Financial Corp. has sent the Notice directly to you.

If your shares are held in street name, you are considered the “beneficial owner” of the shares. Your broker, bank or other holder of record, who is considered the shareholder of record with respect to those shares, should have forwarded the Notice directly to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions on the proxy card or in the Notice.

What Constitutes a Quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” in a matter are treated as being present at the meeting for purposes of establishing the quorum, but only shares voted “FOR” or “AGAINST” are treated as shares “represented and voting” at the annual meeting with respect to such matter.

How Are Broker Non-Votes and Abstentions Treated?

“Broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules, brokers or other nominees may not exercise discretionary voting power on certain matters. Brokers or other nominees have discretionary voting power for Proposal 2 (approval of KPMG LLP as independent auditor), but not for Proposal 1 (election of directors) or Proposal 3 (Say-On-Pay). If you do not provide specific voting instructions to your record holder, that record holder will not be able to vote on Proposals 1 or 3. It is therefore important that you provide instructions to your bank, broker, or other holder of record if your shares are held by a bank, broker, or other holder of record, so that your votes with respect to these proposals are counted.

Abstentions will have no effect on Proposals 1 or 3 unless there are insufficient votes in favor of the proposals, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote against such proposals.

What Are the Costs of Solicitation of Proxies?

We will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing the Notice and any requested paper copies of this proxy statement and the materials used in this solicitation of proxies.

The proxies will be solicited through the mail, and as noted above, shareholders may also vote by the Internet or telephone. Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals. We have retained the services of Georgeson, Inc. to serve as our proxy solicitor in connection with our annual meeting at an estimated cost of approximately $11,000.

ANNUAL REPORT ON FORM 10-K

Together with this proxy statement, CVB Financial Corp. has distributed or made available via the Internet to each of its shareholders its Annual Report on Form 10-K for the year ended December 31, 2018, which includes the consolidated balance sheets of CVB Financial Corp. and its subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018. If you did not view or receive the Annual Report on Form 10-K (or would like a paper copy), we will send it to you without charge.

The Annual Report on Form 10-K includes a list of exhibits filed with the SEC, but the Annual Report on Form 10-K we have posted or delivered to you does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing will be your responsibility. Please call (909) 980-4030 or write to:

Corporate Secretary

CVB Financial Corp.

701 North Haven Avenue, Suite 350

Ontario, California 91764

In addition, the SEC maintains an Internet site at http://www.sec.gov that contains information we file with the SEC.

PROPOSALS OF SHAREHOLDERS FOR 2020

If you wish to submit a proposal for consideration at our 2020 annual meeting of shareholders, you may do so by following the procedures prescribed in the Securities Exchange Act and in our Bylaws. To be eligible for inclusion in our proxy statement and proxy materials, our Corporate Secretary must receive your proposal no later than December 10, 2019, at the above address.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if CVB Financial Corp. (a) receives notice of the proposal before the close of business on February 23, 2020 and advises shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on the matter, or (b) does not receive notice of the proposal prior to the close of business on February 23, 2020.

Notices of intention to present proposals at the 2020 annual meeting of shareholders should be addressed to our Corporate Secretary, CVB Financial Corp., 701 North Haven Avenue, Ontario, California 91764, and must comply with the provisions of our Bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other requirements.

CVB FINANCIAL CORP.

Christopher D. Myers

President and Chief Executive Officer

Dated: April 8, 2019

CITIZENS BUSINESS BANK
A Financial Services Company

CVB Financial Corp.

CITIZENSTRUST™

701 N Haven Avenue | Ontario, CA 91764 | 909.980.4030 | cbbank.com

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 12:00 a.m., (Pacific Daylight Time), on May 22, 2019 Online Go to www.investorvote.com/CVBF or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CVBF Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2019 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: 01 - George A. Borba, Jr. 04 - Anna Kan 07 - Christopher D. Myers 02 - Stephen A. Del Guercio 05 - Marshall V. Laitsch 08 - Raymond V. O’Brien III 03 - Rodrigo Guerra, Jr. 06 - Kristina M. Leslie 09 - Hal W. Oswalt Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 02 03 04 05 06 07 08 09 2. Ratification of appointment of KPMG LLP as independent registered public accountants of CVB Financial Corp. for the year ending December 31, 2019. For Against Abstain 3. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers (“Say-On-Pay”). For Against Abstain 4. Other business. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any and all adjournments or postponements thereof. If any other matter is presented, your Proxies will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in their own discretion. The Board of Directors at present knows of no other business to be presented at the Annual Meeting. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 031FMB

2019 Annual Meeting Admission Ticket 2019 Annual Meeting of CVB Financial Corp. Shareholders May 22, 2019, 8:00 a.m. Pacific Daylight Time Doubletree Hotel 222 North Vineyard Avenue, Ontario, CA 91764 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.cbbank.com/annualmaterials. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CVBF IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. CVB FINANCIAL CORP. + Notice of 2019 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 22, 2019 Christopher D. Myers, E. Allen Nicholson and Richard H. Wohl, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of CVB Financial Corp. to be held on May 22, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments – Please print your comments below. +

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2019 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: 01 - George A. Borba, Jr. 04 - Anna Kan 07 - Christopher D. Myers 02 - Stephen A. Del Guercio 05 - Marshall V. Laitsch 08 - Raymond V. O’Brien III 03 - Rodrigo Guerra, Jr. 06 - Kristina M. Leslie 09 - Hal W. Oswalt Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 02 03 04 05 06 07 08 09 2. Ratification of appointment of KPMG LLP as independent registered public accountants of CVB Financial Corp. for the year ending December 31, 2019. For Against Abstain 3. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers (“Say-On-Pay”). For Against Abstain 4. Other business. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any and all adjournments or postponements thereof. If any other matter is presented, your Proxies will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in their own discretion. The Board of Directors at present knows of no other business to be presented at the Annual Meeting. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. 1UPX 031FNB

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.cbbank.com/annualmaterials. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. CVB FINANCIAL CORP. Notice of 2019 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 22, 2019 Christopher D. Myers, E. Allen Nicholson and Richard H. Wohl, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of CVB Financial Corp. to be held on May 22, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)